Exhibit 10.1

Execution Version

Fifth Amended And Restated
Credit Agreement

Dated as of
July 16, 2019

Among

Grizzly Natural Gas, LLC,
As Borrower,

Grizzly Energy, LLC,
As Parent,

Citibank, N.A.,
As Administrative Agent And An Issuing Bank,

Citibank, N.A.,

as Collateral Agent,

The Lenders Party Hereto From Time To Time

And

Citigroup Global Markets Inc.,
As Lead Arranger and Sole Bookrunner

i

v

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Applicable Revolving Credit Percentage / Applicable Term Loan Percentage
Annex II	Subsidiary Guarantors on the Effective Date

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Revolving Credit Note
Exhibit B-2	Form of Term Loan Note
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Effective Date Security Instruments
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Reserve Report Certificate
Exhibit H	[Reserved]
Exhibit I-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.12(a)	Insurance Policies
Schedule 7.12(b)	Property Descriptions
Schedule 7.14	Subsidiaries
Schedule 7.18	Gas Imbalances; Prepayments
Schedule 7.19	Marketing of Production
Schedule 7.20	Swap Agreements
Schedule 9.02(b)	Existing Debt
Schedule 9.03	Liens
Schedule 9.07	Investments, Loans & Advances

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 16, 2019, is among GRIZZLY NATURAL GAS, LLC, a Kentucky limited liability company (the “Borrower”), GRIZZLY ENERGY, LLC, a Delaware limited liability company (the “Parent”), each of the Lenders from time to time party hereto, CITIBANK, N.A. (in its individual capacity, “Citibank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

RECITALS

On April 1, 2019 (the “Petition Date”), the Parent, the Borrower, and certain of the Parent’s indirect subsidiaries (such subsidiaries, collectively with the Parent and the Borrower, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) for relief under Chapter 11 of Title 11 of the United States Code and commenced their chapter 11 proceedings (the “Chapter 11 Cases”).

The Debtors shall emerge from bankruptcy on the date hereof upon the effectiveness of the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Plan of Reorganization”), which Plan of Reorganization was confirmed by the Bankruptcy Court on July 9, 2019. In connection with the emergence from bankruptcy, the Parent converted from a corporation into a limited liability company and changed its name from Vanguard Natural Resources, Inc., to Grizzly Energy, LLC, and the Borrower changed its name from Vanguard Natural Gas, LLC, to Grizzly Natural Gas, LLC.

WHEREAS, Citibank, in its capacity as administrative agent for the lenders thereunder (the “Prepetition Administrative Agent”) and as the issuing bank in respect of letters of credit issued thereunder, and other financial institutions named and defined therein as lenders, including Citibank in its capacity as a lender (the “Prepetition Lenders” and each a “Prepetition Lender”) entered into that certain Fourth Amended and Restated Credit Agreement dated as of August 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the Petition Date, the “Prepetition Credit Agreement”). Pursuant to the terms of the Plan of Reorganization, the Prepetition Administrative Agent and the Prepetition Lenders agreed, in settlement of their prepetition claims in accordance with the Plan of Reorganization and on the terms and conditions set forth herein and therein, to enter into a new first-out, first lien senior secured reserve-based revolving credit facility by amending and restating the Prepetition Credit Agreement. A portion of such prepetition claims arising under the Prepetition Credit Agreement will be deemed to be Revolving Loans and Term Loans.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.         Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02.         Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which grants the Collateral Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodities Account maintained by any Loan Party, in each case, among the Collateral Agent, the applicable Loan Party and the applicable financial institution that maintains such Deposit Account, Securities Account or Commodities Account.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Swap Exposure” means with respect to any Secured Swap Provider as of any date of determination and without duplication, the sum of (a) the Swap Termination Value with respect to all Secured Swap Agreements with such Secured Swap Provider as of such date plus (b) the outstanding amount of any payments then due and payable to such Secured Swap Provider under, and in accordance with the terms of the applicable Secured Swap Agreement, to the extent not included in the calculation of Swap Termination Value; provided that, in any event, if any Secured Swap Agreement is outstanding with a Secured Swap Provider or an Affiliate of a Secured Swap Provider pursuant to which Swap Obligations are then owing or may become owing to such Secured Swap Provider or Affiliate of a Secured Swap Provider, the Adjusted Swap Exposure of such Secured Swap Provider shall be deemed to be not less than $1,000,000.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arranger, each syndication and documentation agent and other agents subsequently named; and “Agent” shall mean any of them, as the context requires.

“Aggregate Maximum Revolving Credit Amounts” as of any date of determination, shall equal the sum of all of the Lenders’ Maximum Revolving Credit Amounts, as the same may be reduced, increased or terminated pursuant to Section 2.06 or Section 2.07. As of the Effective Date, the Aggregate Maximum Revolving Credit Amounts of all of the Revolving Credit Lenders is $65,000,000.

“Agreement” means this Fifth Amended and Restated Credit Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits in an amount comparable to the applicable Borrowing with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin” means (a) with respect to the Term Loans (i) 3.00% for an ABR Loan or (ii) 4.00% for a Eurodollar Loan and (b) for any day, with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	>25% <50%	>50% <75%	>75% <90%	>90%
Eurodollar Loans and Letter of Credit Fee Rate	3.000%	3.250%	3.500%	3.750%	4.000%
ABR Loans	2.000%	2.250%	2.500%	2.750%	3.000%

Each change in the Applicable Margin for Revolving Loans shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means, with respect to Revolving Loans, the rate per annum set forth in the Borrowing Base Utilization Grid when the Borrowing Base Utilization Percentage is at its highest level until such Reserve Report is delivered.

“Applicable Percentage” means, with respect to any Lender, at any time, the fraction expressed as a percentage obtained by dividing (a) the sum of such Lender’s outstanding Term Loan plus such Lender’s Revolving Credit Commitment, if any, by (b) the sum of the total outstanding Term Loans plus the total Revolving Credit Commitments; provided that for purposes of this definition, if the Revolving Credit Commitments are terminated pursuant to this Agreement, then each Lender’s Revolving Credit Commitment and the total Revolving Credit Commitments shall be the amounts thereof immediately prior to giving effect to any such termination of such Revolving Credit Commitments.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage of the Aggregate Maximum Revolving Credit Amounts represented by such Revolving Credit Lender’s Maximum Revolving Credit Amount as such percentage as of the Effective Date is set forth on Annex I.

“Applicable Term Loan Percentage” means, with respect to any Term Lender, the percentage of the total Term Loans of all of the Term Lenders represented by such Term Lender’s Term Loans as such percentage as of the Effective Date is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person if such Person has (or the credit support provider of such Person has) a long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher and that is acceptable to the Majority Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means Miller and Lents and any other independent petroleum engineers acceptable to the Administrative Agent.

“Arranger” means Citigroup Global Markets Inc., in its capacities as the sole lead arranger and sole bookrunner hereunder.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Funds” means, at the time of determination, the amount by which (a) the lesser of (i) the amount of the Borrowing Base as then in effect at such time and (ii) the amount of the total Revolving Credit Commitments at such time, exceeds (b) the total Revolving Credit Exposure for all Lenders at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of any EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning assigned such term in Section 12.29.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) Term Loans made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c).

“Borrowing Base Deficiency” means, at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Revolving Credit Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that operating leases that are reclassified or recharacterized as capital leases due to a change in GAAP after January 1, 2015, shall not constitute Capital Leases for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on January 1, 2015.

“Cash Equivalents” means Investments of the type described in clauses (c), (d), (e) and (f) of Section 9.07.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $5,000,000.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Control” means (a) except as permitted by this Agreement, the Parent ceases to own 100% of the Equity Interests of the Borrower or the Borrower or any Guarantor ceases to own 100% of the Equity Interests of any of their respective subsidiaries, (b) for any reason whatsoever, any “person” or “group” (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder as in effect on the date hereof), shall beneficially own a percentage of the then outstanding Equity Interests of the Parent that is more than 40% of the voting power of the total outstanding Equity Interests of the Parent, (c) at any time when the Parent has any class of securities that is listed on a national securities exchange or national securities association, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Parent or (ii) appointed by directors so nominated, appointed or approved, or (d) a Change in Control or Change of Control (as defined in any documentation governing any Material Debt including, without limitation, the Term Loan B Facility and any Refinancing Debt thereof) shall have occurred.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities or otherwise, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and any successor statute.

“Collateral” means all of the Collateral (as defined in any Security Instrument) and Mortgaged Property referred to in the Security Instruments, and all of the other Property and other Equity Interests of the Loan Parties and other Persons that is, or is intended, under the terms of the Security Instruments to be subject to Liens in favor of the Collateral Agent (or its designee) for the benefit of the Secured Parties.

“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of the Effective Date, among the Parent, the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Collateral Agent, the Administrative Agent, the Term Loan B Agent and the parties and agents party thereto from time to time, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance herewith.

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent under any of the Loan Documents, one or more of its affiliated designees or any successor collateral agent.

“Commitment Fee Rate” shall mean 0.500%.

“Commodities Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” has the meaning assigned to such term in Section 12.01(d).

“Confirmation Order” has the meaning assigned to such term in Section 6.01(p).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means at any date, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent, the Borrower and the other Subsidiaries at such date, plus the Available Funds (to the extent the Borrower can comply with the terms and provisions of, or conditions to, any Borrowing of such Available Funds on such date), but excluding (a) all non-cash assets under ASC 815 and ASC 410 and (b) the aggregate amount of any deposits (in each case, whether in cash or otherwise) posted by the Parent, the Borrower or the other Subsidiaries to secure Swap Obligations owing by such Persons or to cover market exposures.

“Consolidated Current Liabilities” means, at any date, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent, the Borrower and the other Subsidiaries on such date, but excluding, without duplication, (a) the liabilities related to the return of any deposits (in each case, whether cash or otherwise) posted to the Parent, the Borrower or the other Subsidiaries to secure any counterparty’s Swap Obligations owing to the Parent, the Borrower or the other Subsidiaries or to cover such counterparty’s market exposure, (b) the current portion of any funded Debt, (c) all Obligations (including Letters of Credit Outstanding) under this Agreement, (d) the current portion of interest, (e) any other liabilities that are not Debt and will not be settled in cash, and (f) non-cash obligations under ASC 815 and ASC 410.

“Consolidated First-Out Debt” means, at any date of determination, the sum of the Revolving Loans and the Term Loans.

“Consolidated First-Out Leverage Ratio” means, as of any date of determination, for the Parent, the Borrower and the other Subsidiaries on a consolidated basis, the ratio of (a) Consolidated First-Out Debt as of such date to (b) EBITDAX for the immediately preceding four consecutive fiscal quarter period ending on such date of determination.

“Consolidated Net Income” means with respect to the Parent, the Borrower and the other Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent, the Borrower and the other Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent, the Borrower or the other Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent, the Borrower and the other Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent, the Borrower or any other Subsidiary, as the case may be; (b) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such transaction; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning assigned such term in Section 12.29.

“Covered Party” has the meaning assigned such term in Section 12.29.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided that Debt shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business that are not past the date of invoice by more than ninety (90) days or that are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, (ii) deferred or prepaid revenue and (iii) the face amount of letters of credit to the extent such letters of credit are cash collateralized and drafts undrawn. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned such term in Section 12.29.

“Defaulting Lender” means any Revolving Credit Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of any Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by such Revolving Credit Lender hereunder; (b) has notified the Administrative Agent, the Borrower or any other Loan Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement unless the reason such Lender is not complying with such obligations is due to a good faith dispute with regard to such obligations; (c) has failed, within three (3) Business Days after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Revolving Credit Lender that it will comply with its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Revolving Credit Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) been placed into receivership, conservatorship, bankruptcy or become the subject of a Bail-In Action; provided that a Revolving Credit Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Revolving Credit Lender or Person controlling such Revolving Credit Lender or the exercise of control over a Revolving Credit Lender or Person controlling such Revolving Credit Lender by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Credit Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Credit Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Credit Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender (or its bank holding company) under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an event described in (d) hereof.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“DIP Credit Agreement” means that certain Debtor-In-Possession Credit Agreement dated as of April 3, 2019, among the Borrower, Citibank, as administrative agent, and the lenders party thereto.

“Disposition,” “Dispose” or “Disposed” means any sale, lease, transfer, assignment, farm-out, conveyance, release, abandonment, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest), including any Casualty Event.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in the case of each of the foregoing, on or prior to the date that is one hundred eighty (180) days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Revolving Credit Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any trailing twelve-month period (except as otherwise expressly provided) ending on the last day of any fiscal quarter, Consolidated Net Income for such period, excluding any non-cash revenue or expense associated with mark-to-market gains or losses in respect of Swap Agreements resulting from ASC 815, less any gain or plus any loss from a Liquidation of any Swap Agreement, less any gain or plus any loss from any asset sales, less income or plus loss from discontinued operations and extraordinary items, plus without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) the aggregate amount of consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depletion, depreciation and amortization for such period, (d) all other non-cash charges, (e) exploration expenses for such period (to the extent the Borrower adopts the successful efforts method of accounting), (f) third party fees, costs and expenses paid for attorneys, accountants, lenders and other restructuring and strategic advisors in connection with the Plan of Reorganization incurred on or before September 30, 2019 and fees, costs and expenses incurred with regard to negotiation, execution and delivery of this Agreement and the other Loan Documents, including any amendments thereto and (g) all severance costs, expenses and/or one-time compensation costs as a result of emergence from the Chapter 11 Cases; all determined on a consolidated basis with respect to Parent, the Borrower and the other Subsidiaries in accordance with GAAP, using the results of the twelve-month period ending with that reporting period (except as otherwise herein provided). For the purposes of calculating EBITDAX (including any component thereof) for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the financial ratios contained in Section 9.01(a), if at any time during such Reference Period the Parent, the Borrower or any other Subsidiary shall have made any Material Disposition or Material Acquisition, EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto (and shall take into account the transaction costs incurred in connection therewith in an aggregate amount not to exceed 5% of the total consideration of any transaction or series of related transactions) as if such Material Disposition or Material Acquisition had occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Parent or any of its Subsidiaries in excess of (1) $5,000,000 in the aggregate during a fiscal quarter or (2) $5,000,000 for any single acquisition or series of related acquisitions of Property; and “Material Disposition” means any Disposition of Property or series of related dispositions of Property that yields gross proceeds to the Parent or any of its Subsidiaries in excess of (1) $5,000,000 in the aggregate during a fiscal quarter or (2) $5,000,000 for any single Disposition or series of related Dispositions of Property.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which (a) all of the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02) and (b) the initial funding or deemed funding of the Loans occurs.

“Election Notice” has the meaning assigned to such term in Section 3.04(c)(ii).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health or safety (with respect to Hazardous Materials), protection of the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with a Loan Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 (b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 (m) or (o) of the Code.

“ERISA Event” means (a) a “ reportable event” described in Section 4043(c) of ERISA and the regulations issued thereunder with respect to a Pension Plan, other than any such event with respect to which the reporting requirement is waived, (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the PBGC’s treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC, (e) receipt by a Loan Party or any ERISA Affiliate of a notice of withdrawal liability imposed on it pursuant to Section 4202 of ERISA, (f) any other event or condition which results under Section 4042 of ERISA in the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice concerning a determination that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA), or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent that such easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations do not secure any monetary obligations and that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) minor defects and irregularities in title to any Property which do not secure any monetary obligations and which in the aggregate do not materially impair use of such Property for the purposes for which such Property is held by the Borrower and/or any of its subsidiaries or materially impair the value of such Property subject thereto and which do not alter the working interest or net working interest of any Oil and Gas Properties affected thereby or would cause any portion of the net revenue of any Oil and Gas Properties affected thereby to be placed in suspense; (h) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (i) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (j) Liens arising from Uniform Commercial Code financing statement filings made solely as a precautionary measure regarding operating leases entered into by the Borrower and/or any of its subsidiaries in the ordinary course of business covering only the Property under lease; provided that (i) Liens described in clause (a) through clause (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Collateral Agent for the benefit of the Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Excess Cash” means, as of any date of determination, all cash and Cash Equivalents of the Loan Parties minus Excluded Funds as of such day to the extent that the aggregate amount of such cash and Cash Equivalents exceeds the Excess Cash Threshold.

“Excess Cash Threshold” means $25,000,000; provided, that if the Borrowing Base shall be less than $10,000,000, the Excess Cash Threshold shall be equal to $35,000,000; provided further that in the case of each of the preceding thresholds, such threshold amount shall be increased on a dollar-for-dollar basis for all Net Proceeds received by the Loan Parties in connection with a Triggering Disposition up to, but not to exceed, an aggregate amount of $40,000,000.

“Excluded Accounts” has the meaning assigned to such term in the Security Agreement.

“Excluded Funds” means, as of any date of determination, the sum of (a) good faith estimate of checks issued, wires initiated or ACH transfers initiated, in any case, to non-Affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement, (b) [reserved], (c) cash and Cash Equivalents held in any Excluded Accounts, (d) royalty obligations and working interest obligations owing to unaffiliated third parties, (e) production payments, vendor payments, and severance and ad valorem taxes of the Loan Parties due and owing within five Business Days to unaffiliated third parties and for which the Loan Parties will issue checks or initiate wires or ACH transfers within such five Business Day period and (f) funds to be used within two Business Days of such date of determination to make prepayments of Loans required as a result of a Triggering Disposition pursuant to Section 2.07(e).

“Excluded Subsidiaries” means (a) each Foreign Subsidiary, (b) any Domestic Subsidiary if guaranteeing the Obligations would reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Borrower, (c) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Effective Date (or, if later, the date it becomes a Subsidiary) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received and for only so long as such restriction is outstanding, (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, the cost, burden, difficulty or other consequences of providing a guarantee outweighs the value to the Secured Parties afforded thereby, and (e) any Domestic Subsidiary with no material assets other than capital stock of a Foreign Subsidiary that is controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) (any such Domestic Subsidiary described in this clause (e), a “FSHCO”).

“Excluded Swap Obligation” means, with respect to the Borrower or any Guarantor, (a) as it relates to all or a portion of any guarantee of the Borrower or such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of the Borrower or such Guarantor becomes effective with respect to such Swap Obligation or (b) as it relates to all or a portion of the grant by the Borrower or such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of the Borrower or such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income (however denominated), in each case, (i) by the United States of America or such other jurisdiction (or political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction (or political subdivision thereof) in which the Borrower or any Guarantor is located, (c) in the case of a Lender any U.S. Federal withholding Tax that is imposed on amounts payable to such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) (or designates a new lending office), except to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 5.03, (d) any Taxes attributable to a recipient’s failure to comply with Section 5.03(f) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the greater of (a) 0% and (b) the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate as set forth in this clause (b) is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“Final Discharge Date” means the date of the occurrence of the last to occur of the following events: (i) the expiration or termination of the Revolving Credit Commitments and Aggregate Maximum Revolving Credit Amounts, (ii) payment in full, in cash, of the outstanding principal of, and accrued and unpaid interest on, all Loans, (iii) payment in full, in cash, of fees and other Obligations (other than contingent indemnity obligations for which no claim has been made and Obligations described in the following clauses (iv) through (vii)), (iv) the expiration or termination or collateralization (in a manner reasonably acceptable to the applicable Issuing Bank) of all outstanding Letters of Credit, (v) the reimbursement by the Borrower of all LC Disbursements, (vi) either (A) the expiration or termination of all Secured Swap Agreements and the payment of all amounts thereunder to the Secured Swap Providers and written notice from the Borrower to the Administrative Agent and Collateral Agent that the Final Discharge Date has occurred, or (B) the collateralization or other arrangements having been made satisfactory to the applicable Secured Swap Providers in their respective reasonable discretion and written notice from the Borrower to the Administrative Agent and Collateral Agent that the Final Discharge Date has occurred, and (vii) the expiration or termination or collateralization (in a manner reasonably acceptable to the applicable Treasury Management Bank) of all Secured Treasury Management Agreements.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Parent and its consolidated Subsidiaries referred to in Section 7.04(a).

“First Scheduled Borrowing Base Date” means April 1, 2020.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash-collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) over the Parent, the Borrower, any Subsidiary, any of their Properties, any Agent, the Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantor” means the Parent and (a) on the Effective Date, each Subsidiary listed on Annex II and (b) thereafter, each Subsidiary that is a party to the Guaranty Agreement, in each case, until such time as the respective Subsidiary is released from its obligations under the Guaranty Agreement in accordance with the terms and provisions thereof and hereof (subject to any reinstatement thereof).

“Guaranty Agreement” means the Second Amended and Restated Unconditional Guaranty dated as of the Effective Date, executed by the Parent and by certain Subsidiaries (other than the Borrower) from time to time for the benefit of the Secured Parties.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases (excluding coal and timber), or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless other indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and its subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom. Unless otherwise indicated herein, each reference to the term “Hydrocarbons” shall mean Hydrocarbons of the Borrower and its subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 12.03(b).

“Information” shall have the meaning assigned to such term in Section 12.16.

“Initial Reserve Report” means a Reserve Report in form and substance reasonably satisfactory to the Administrative Agent and dated as of December 31, 2018 or such other date as may be acceptable to the Administrative Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Parent, the Borrower and the other Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, minus (i) the portion of any payments or accruals under Synthetic Leases allocable to interest expense, (ii) any imputed interest pursuant to asset retirement obligations whether or not the same constitutes interest expense under GAAP; and (iii) the non-cash amortized portion of deferred financing costs.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, any Debt or other obligations of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Citibank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time $5,000,000.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Revolving Credit Percentage of the total LC Exposure at such time (as such LC Exposure may be increased from time to time pursuant to Section 2.09(a)(iv) if a Defaulting Lender then exists).

“Lenders” means the Persons listed on Annex I and any Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. The term “Lenders” shall include both Term Lenders and Revolving Credit Lenders.

“Letter of Credit” means any letter of credit issued by the Issuing Bank pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding anything in this definition to the contrary, the “LIBO Rate” shall be deemed not to be less than (a) with respect to any Revolving Loans, zero percent (0.0%) at any time and (b) with respect to any Term Loans, one percent (1.0%) at any time.

“LIBOR Successor Rate” has the meaning assigned such term in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” has the meaning assigned such term in Section 3.03(c).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” or “Liquidation” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind, close-out, monetization or termination (whether upon the maturity thereof or otherwise) of all or any part of such Swap Agreement (including, without limitation, any transaction thereunder) or (b) the creation of an offsetting position against all or any part of such Swap Agreement.

“Liquidity” means the sum of (a) the Revolving Credit Commitments for all Revolving Credit Lenders minus the Revolving Credit Exposure for all Revolving Credit Lenders plus (b) all Unrestricted Cash of the Loan Parties.

“Loan” and “Loans” means, as of any date of determination, the Revolving Loans and the Term Loans.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments, Proposed Borrowing Base Notices, New Borrowing Base Notices, compliance certificates, subordination agreements, intercreditor agreements, landlord lien waivers, bailee agreements, or other document, instrument or agreement now or hereafter executed and delivered by any Loan Party (or any Person on behalf of any Loan Party) that is also executed by, is for the benefit of, is addressed to or runs in favor of the Administrative Agent or the Collateral Agent (or its respective designee), the Issuing Bank and/or any Lender in connection with the Loans borrowed or Letters of Credit issued hereunder (other than Secured Swap Agreements and Treasury Management Agreements).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Majority Lenders” means, at any time while no Loans or LC Exposure are outstanding, Lenders having more than fifty percent (50.0%) of the sum of the Aggregate Maximum Revolving Credit Amounts; and at any time while any Loans or LC Exposure are outstanding, Lenders holding more than fifty percent (50.0%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Revolving Credit Amount with respect to, the outstanding principal amount of the Loans of, and the participation interests in Letters of Credit held by, each Defaulting Lender (if any) shall be excluded from the determination of Majority Lenders to the extent set forth in Section 2.09.

“Majority Revolving Lenders” means, at any time while no Revolving Loans or LC Exposure are outstanding, Revolving Credit Lenders having more than fifty percent (50.0%) of the Aggregate Maximum Revolving Credit Amounts; and at any time while any Revolving Loans or LC Exposure are outstanding, Revolving Credit Lenders holding more than fifty percent (50.0%) of the outstanding aggregate principal amount of the Revolving Loans and participation interests in Letters of Credit (without regard to any sale by a Revolving Credit Lender of a participation in any Revolving Loan under Section 12.04(c)); provided, that the Maximum Revolving Credit Amount with respect to, the outstanding principal amount of the Revolving Loans of, and the participation interests in Letters of Credit held by, each Defaulting Revolving Lender (if any) shall be excluded from the determination of Majority Revolving Lenders to the extent set forth in Section 2.09.

“Majority Swap Providers” means, on any date of determination, the Secured Swap Providers having more than 50% of the aggregate Adjusted Swap Exposure.

“Material Acquisition” has the meaning assigned to such term in the definition of “EBITDAX.”

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their respective obligations under any Loan Document, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Debt” means Debt of any one or more of the Parent, the Borrower and the other Subsidiaries (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Parent, the Borrower or any other Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Disposition” has the meaning assigned to such term in the definition of “EBITDAX.”

“Material Gas Imbalance” means, with respect to all gas balancing agreements to which the Borrower or any of its subsidiaries is a party or by which any mineral interest owned by the Borrower or any of its subsidiaries is bound, a net gas imbalance to the Borrower or any of its subsidiaries, individually or taken as a whole in excess of $5,000,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Maturity Date” means July 16, 2022.

“Midstream Assets” means any Property (including, without limitation, contracts, rights of way, easements, surface leases, surface use agreements, permits, pipelines, flow lines, meters, facilities, tank batteries and electrical generation sources) comprising the business of (a) processing, gathering, storing, transporting, treating and/or marketing of Hydrocarbons or (b) processing, gathering, storing, transporting, treating, injecting, recycling and/or disposal of fresh or produced water; provided that the foregoing shall exclude any of the Borrower’s and its subsidiaries’ Property located in the State of Alabama, to the extent that, and for so long as, the grant or perfection of a security interest therein would result in materially adverse tax consequences, solely to the extent such tax consequences have a disproportionate burden or cost to the benefit accruing to the Secured Parties as a result of any such grant or perfection.

“Maximum Revolving Credit Amount” means, as to each Revolving Credit Lender, the amount set forth opposite such Revolving Credit Lender’s name on Annex I under the caption “Maximum Revolving Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Revolving Credit Amounts pursuant to the terms hereof including, without limitation, Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each mortgage, deed of hypothecation, debenture, pledge, deed of trust or agreement executed and delivered by any Loan Party in favor of the Collateral Agent (or its designee) for the benefit of the Secured Parties pursuant to the requirements of this Agreement, which shall be in form and substance satisfactory to the Administrative Agent and the Collateral Agent and under which a Lien is granted, or purported to be granted, on the real property and fixtures described therein.

“Mortgaged Property” means any Property owned by the Borrower or any of its subsidiaries that are Guarantors that is subject to any Lien granted, or purported to be granted, by any of the Borrower or any of its subsidiaries that are Guarantors pursuant to the terms of any Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means the aggregate cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) received by any Loan Party as consideration in respect of, or in connection with, (x) any Disposition or Casualty Event or (y) the Liquidation, close-out or other similar action in respect of any transaction arising under any Swap Agreement, net of (i) direct expenses related to such Disposition, Casualty Event or Liquidation (including reasonable and customary broker’s fees or commissions paid to unaffiliated third parties, legal fees, investment banking fees, accountants’ fees, underwriting discounts, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable by a Loan Party in connection with such Disposition, Casualty Event or Liquidation (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) Debt (other than the Obligations and Debt permitted by Section 9.02(h)) that is secured by a Lien upon any of the assets being sold or that are the subject of such Casualty Event, as the case may be, and which must be repaid as a result of such sale or such Casualty Event, (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition, Casualty Event or Liquidation (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), which shall, in each case, be reasonably acceptable to the Administrative Agent and (iv) any amounts paid with respect to the unwinding, novation or termination of any Swap Agreement in connection with such Disposition as required by Section 9.14(i)(vi), including payment of any “close-out” amounts required in connection therewith.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, any Revolving Credit Lender that is not a Defaulting Lender at such time.

“Notes” means the Term Loan Notes and the Revolving Credit Notes, or any of them, as the context requires.

“Notifying Swap Provider” shall mean any Secured Swap Provider that instructs the Administrative Agent or the Collateral Agent to commence remedies with respect to the Borrower or any of its subsidiary Guarantors pursuant to a Swap Notice of Triggering Event.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means any and all amounts owing or to be owing by the Parent, the Borrower, any other Subsidiary, any Guarantor or other Loan Party (including without limitation, all debts, liabilities, obligations, covenants and duties of each such Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising), and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding: (a) to the Administrative Agent, the Collateral Agent, the Issuing Bank, any Lender or any other Secured Party under any Loan Document; (b) to any Secured Swap Provider under any Secured Swap Agreement (which shall be deemed to be the Swap Termination Value as of the date the amount of Obligations is being determined), including any Secured Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Secured Swap Provider to another Person that is not a Lender or an Affiliate of a Lender, (c) to any Treasury Management Bank under any Secured Treasury Management Agreement, and (d) all renewals, extensions and/or rearrangements of any of the above; provided that, notwithstanding anything to the contrary herein or in any Loan Document, “Obligations” shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by any of the Borrower and its subsidiaries, as the context requires.

“Organizational Documents” mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, excise, property or other similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Parent” has the meaning set forth in the recitals hereto.

“Participant” has the meaning set forth in Section 12.04(c).

“Participant Register” has the meaning set forth in Section 12.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDP” means those Proved Reserves which are expected to be recovered from completion intervals which are open and producing at the time of the estimate.

“PDP Reserves” means “proved developed producing oil and gas reserves” as such term is defined by the SPE in its standards and guidelines.

“Pension Plan” means other than a Multiemployer Plan, any employee pension benefit plan, as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and which is sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or with respect to which a Loan Party has liability.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Support Agreement” means that certain Plan Support Agreement effective as of May 8, 2019, among Parent and the Consenting Stakeholders thereunder and as defined therein.

“Platform” has the meaning assigned such term in Section 12.01(d).

“Prepetition Administrative Agent” shall have the meaning assigned to such term in the recitals hereto.

“Prepetition Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Prepetition Loan Documents” means the “Loan Documents” (as defined in the Prepetition Credit Agreement) as in effect prior to the date hereof.

“Prepetition Mortgages” means each of those certain mortgages and deeds of trust, fixture filings, assignments of as-extracted collateral, security agreements and financing statements executed and delivered by a Loan Party (other than the Parent) or a subsidiary of the Borrower, as the “grantor” or “mortgagor,” for the benefit of the Prepetition Administrative Agent, as amended, amended and restated, supplemented and modified prior to the date hereof, and recorded in the office designated for the filing of a record of a mortgage, deed of trust or financing statement in the applicable jurisdictions.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Oil and Gas Properties” means Hydrocarbon Interests to which Proved Reserves are attributed.

“Proved Reserves” or “Proved” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined by the SPE in its standards and guidelines.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-9” means, with respect to the Proved Oil and Gas Properties of the Borrower and its subsidiary Guarantors, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and its subsidiary Guarantors’ collective interests in such Proved Reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck of the Administrative Agent.

“QFC” has the meaning assigned such term in Section 12.29.

“QFC Credit Support” has the meaning assigned such term in Section 12.29.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Reference Period” has the meaning assigned to such term in the definition of “EBITDAX.”

“Register” has the meaning assigned such term in Section 12.04(b)(v).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, (a) at any time while no Loans or LC Exposure are outstanding, Revolving Credit Lenders having greater than sixty-six and two-thirds percent (66 2⁄3%) of the Aggregate Maximum Revolving Credit Amounts; and (b) at any time while any Loans or LC Exposure are outstanding, Lenders holding greater than sixty-six and two-thirds percent (66 2⁄3%) of the sum of (i) the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) and (ii) the unused Revolving Credit Commitments; provided that the Maximum Revolving Credit Amounts, the Revolving Credit Commitments and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Required Revolving Credit Lenders” means, (a) at any time while no Revolving Loans or LC Exposure is outstanding, Revolving Credit Lenders having at least sixty-six and two-thirds percent (66 2⁄3%) of the Aggregate Maximum Revolving Credit Amounts; and (b) at any time while any Revolving Loans or LC Exposure is outstanding, Revolving Credit Lenders holding at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding aggregate principal amount of the Revolving Loans and participation interests in Letters of Credit (without regard to any sale by a Revolving Credit Lender of a participation in any Revolving Loan under Section 12.04(c)); provided that the Maximum Revolving Credit Amounts, the Revolving Credit Commitments and the principal amount of the Revolving Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of the Required Revolving Credit Lenders.

“Reserve Report” means each report, in form and substance satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date acceptable to the Administrative Agent), the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and its subsidiary Guarantors that are Qualified ECP Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the economic and pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in, or issued by, the Parent, the Borrower or any of the other Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent, the Borrower or any of the other Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in, or issued by, the Parent, the Borrower or any of the other Subsidiaries and (b) any payment of management fees, advisory fees or similar fees by the Parent or the Borrower or any of the other Subsidiaries to any holders of their respective Equity Interests or any Affiliates thereof.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Credit Lender’s potential Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to this Agreement including, without limitation, Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Revolving Credit Lender pursuant to Section 12.04. The amount representing each Revolving Credit Lender’s Revolving Credit Commitment shall at any time be the lesser of such Revolving Credit Lender’s Maximum Revolving Credit Amount and such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the then-effective Borrowing Base. The total Revolving Credit Commitment is the aggregate amount of the Revolving Credit Commitments of all the Revolving Credit Lenders.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment, and “Revolving Credit Lender” means any of them individually.

“Revolving Credit Notes” means the promissory notes of the Borrower described in Section 2.02(d) evidencing the Revolving Loans and being substantially in the form of Exhibit B-1, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Revolving Loans” means (a) on the Effective Date, the revolving loans deemed made to the Borrower pursuant to the Plan of Reorganization and (b) the revolving loans made, or deemed made, to the Borrower by the Revolving Credit Lenders pursuant to Article II.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region, territory or government, and at the time of this agreement, Iran, Cuba, Syria, North Korea and the Crimea Region of Ukraine.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including, without limitation (a) any Person listed in any Sanctions-related list of designated or identified Persons maintained by the United States (including, without limitation, by OFAC, the U.S. Department of the Treasury, the U.S. Department of State or the US Department of Commerce), the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including, without limitation, Her Majesty’s Treasury) or any other relevant authority, (b) any Person located, operating, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person directly or indirectly owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government (including, without limitation, OFAC, the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce) (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) the United Kingdom (including, without limitation, Her Majesty’s Treasury); or (e) any other relevant authority.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Unavailability Date” has the meaning assigned such term in Section 3.03(c).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, in respect of any Secured Treasury Management Agreement, the applicable Treasury Management Banks party thereto and each Secured Swap Provider, and “Secured Party” means any of them individually.

“Secured Swap Agreement” means (A) any Swap Agreement entered into by the Borrower or any of its subsidiary Guarantors and any Secured Swap Provider and (B) all Swap Agreements entered into after the Petition Date but prior to the Effective Date with any Person who, as of the Effective Date, is a Lender or an Affiliate of a Lender, shall be deemed “Secured Swap Agreements” for all purposes hereunder.

“Secured Swap Provider” means any (a) Person that is a party to a Swap Agreement with the Borrower or any of its subsidiary Guarantors that entered into such Swap Agreement before, or while, such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender.

“Secured Treasury Management Agreement” means any Treasury Management Agreement entered into by the Parent, the Borrower or any of its subsidiary Guarantors and any Treasury Management Bank.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Security Agreement” means the Second Amended and Restated Pledge and Security Agreement, dated as of the Effective Date, executed and delivered by the Borrower and the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

“Security Instruments” means, collectively, the Security Agreement, the Collateral Agency Agreement, each Intellectual Property Security Agreement (as defined in the Security Agreement), the Mortgages, all collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, the Collateral Agent and/or any other Secured Party, the Guaranty Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Collateral Agent (or any of its designees) for the benefit of the Secured Parties, among others.

“SPE” means the Society of Petroleum Engineers.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Supermajority Revolving Lenders” means, (a) at any time while no Loans or LC Exposure is outstanding, Revolving Credit Lenders having greater than 90% of the Aggregate Maximum Revolving Credit Amounts; and (b) at any time while any Revolving Loans or LC Exposure is outstanding, Revolving Credit Lenders holding greater than 90% of the outstanding aggregate principal amount of the Revolving Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Revolving Credit Amounts, the Revolving Credit Commitments and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Supermajority Revolving Lenders.

“Supported QFC” has the meaning assigned such term in Section 12.29.

“Swap Agreement” means any agreement with respect to any swap, put, collar, call, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, managers, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Notice of Triggering Event” shall mean a written notice delivered by a Secured Swap Provider to the Borrower, the Administrative Agent, the Collateral Agent and each other Secured Swap Provider declaring that one or more Swap Triggering Events has occurred and is continuing under its Secured Swap Agreement and providing a brief description of such Swap Triggering Event(s). Each Swap Notice of Triggering Event shall (a) specify whether an Early Termination Date (as defined in such Secured Swap Agreement) has been designated as a result of the relevant Swap Triggering Event(s), (b) specify the Early Termination Amount (as defined in such Secured Swap Agreement), if any, due on the Early Termination Date as the result of the designation of such Early Termination Date and the amount of interest and any other amounts payable by the applicable Borrower or Guarantor to such Secured Swap Provider under such Secured Swap Agreement on the Early Termination Date, (c) state whether the amount set forth in clause (b) has been paid in full or otherwise discharged to the satisfaction of such Secured Swap Provider, (d) include as an attachment thereto any notices and statements delivered by such Secured Swap Provider to the applicable Borrower or Guarantor in connection with such Swap Triggering Event(s) pursuant to such Secured Swap Agreement, (e) specify whether such Secured Swap Provider is instructing the Administrative Agent and Collateral Agent to commence remedies with respect to the applicable Borrower or Guarantor and (f) include such other information related thereto as the Administrative Agent or Collateral Agent may reasonably request.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Swap Triggering Event” means an “Event of Default”, a “Termination Event” or an “Additional Termination Event” (as each is defined in the applicable Secured Swap Agreement).

“Synthetic Lease” means, as to any Person, any lease (including a lease that may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, at any time, collectively, each Person that holds Term Loans, and “Term Lender” means any of them individually.

“Term Loan B Agent” means Citibank, N.A., as administrative agent for the Term Loan B Facility.

“Term Loan B Facility” means that certain Term Loan Credit Agreement, dated as of the date hereof, by and among the Parent, the Borrower, the Term Loan B Agent, the Collateral Agent and the Term Loan B Lenders party thereto from time to time.

“Term Loan B Lenders” means the Lenders as defined under the Term Loan B Facility.

“Term Loan B Loans” means the Loans as defined under the Term Loan B Facility.

“Term Loan Notes” means the promissory notes of the Borrower required by Section 2.02(d) evidencing the Term Loans and being substantially in the form of Exhibit B-2.

“Term Loans” means the term loans deemed made to the Borrower by the Term Lenders on the Effective Date pursuant to the Plan of Reorganization and Section 2.01(a) as part of the restructuring and rearrangement of the Prepetition Borrower’s debt arising under the Prepetition Credit Agreement, or any portion thereof, as the context requires in the aggregate principal amount of $65,000,000 as of the Effective Date.

“Termination Date” means (a) with respect to the Revolving Loans, the earlier of (i)  the Maturity Date of  the Revolving Loans and (ii) the date of termination of the Revolving Credit Commitments and (b) with respect to the Term Loans, the Maturity Date of the Term Loans.

“Threshold Amount” means $5,000,000.

“Transactions” means, with respect to (a) the Parent and the Borrower, the execution, delivery and performance by each of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance (or deemed issuance) of Letters of Credit hereunder, and the grant of liens and security interests by the Parent and the Borrower against its respective Property pursuant to the Security Instruments, (b) each Guarantor (other than the Parent), the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, each Guarantor (including the Parent), its guarantee of the Obligations and all of its other obligations under the Guaranty Agreement and the grant of liens and security interests by such Guarantor against its Property pursuant to the Security Instruments and (c) the effectiveness and consummation of the Plan of Reorganization pursuant to the Confirmation Order.

“Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Treasury Management Bank” means any Person that, at the time it enters into a Treasury Management Agreement with the Borrower or any of its subsidiaries or any Guarantor, is a Lender or an Affiliate of a Lender, or was a Lender or an Affiliate of a Lender, at the time such Treasury Management Agreement was entered into; provided that, so long as any Lender is a Defaulting Lender, such Lender will not be a Treasury Management Bank with respect to any Treasury Management Agreement entered into while such Lender was a Defaulting Lender.

“Triggering Disposition” means any Disposition of any Oil and Gas Properties (including Casualty Events but excluding any Disposition of any Oil and Gas Properties to a Loan Party (other than the Parent)), any monetization, Liquidation, close-out or other similar action of any Swap Agreements, including in connection with a Disposition of Oil and Gas Properties, (and any sale of Equity Interests in a Subsidiary that owns Oil and Gas Properties or is a party to Swap Agreements (excluding, in each case, any sale of Equity Interests to a Loan Party (other than the Parent))).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unrestricted Cash” means cash and Cash Equivalents that are (i) held in an account that is the subject to an Account Control Agreement in favor of the Collateral Agent, (ii) not subject to any Lien in priority to the lien and security interest of the Secured Parties and (iii) not held in an Excluded Account.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned such term in Section 12.29.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f).

“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent, the Borrower or one or more other Wholly-Owned Subsidiaries or are owned by the Parent, the Borrower and one or more other Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero Exposure Effective Date” means the date upon which all of the conditions to the Final Discharge Date other than the conditions in clauses (vi) and (vii) of such definition have been satisfied.

Section 1.03.         Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04.         Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, cash, securities, accounts and contract rights. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05.         Headings. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.06.         Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared for the Parent, the Borrower and the Subsidiaries, on a consolidated basis, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Parent’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.07.         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.08.         Calculations: Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.09.         Determination of Time of Day. Unless designated otherwise, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.10.         Amounts of Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreements related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.11.         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.01.         Term Loans and Revolving Credit Commitments.

(a)           Term Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Prepetition Lender that is a party hereto on the Effective Date severally agrees to restructure and rearrange a portion of the Debt owing to it under the Prepetition Credit Agreement and the DIP Credit Agreement as a Term Loan hereunder in an amount for each such Prepetition Lender equal to such Prepetition Lender’s pro rata share of $65,000,000 of Term Loans as set forth on Annex I attached hereto. The Term Loans shall be deemed to be made in a single advance on the Effective Date. Once repaid or prepaid, in whole or in part, the Term Loans may not be reborrowed. No Term Lender shall have any commitment to make (or assume) any Term Loans other than as described in this Section 2.01(a).

(b)           Revolving Credit Commitment.

(i)          On the Effective Date, subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Prepetition Lender severally agrees to restructure and rearrange a portion of the Debt owing to it under the Prepetition Credit Agreement and the DIP Credit Agreement as Revolving Loans hereunder by committing to make, from time to time in accordance with clause (ii) below, Revolving Loans to the Borrower hereunder in an amount equal to the lesser of (x) such Revolving Credit Lender’s Maximum Revolving Credit Amount and (y) such Revolving Credit Lender’s Revolving Credit Commitment. On the Effective Date, pursuant to the Plan of Reorganization, Revolving Loans shall be deemed to be advanced by the Revolving Credit Lenders in an aggregate principal amount of $65,000,000.

(ii)         Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Credit Lender agrees to make Revolving Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures of all Revolving Credit Lenders exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.

Section 2.02.         Loans and Borrowings.

(a)           Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made or deemed made by the Lenders ratably in accordance with their respective Applicable Revolving Credit Percentages and Applicable Term Loan Percentages, as applicable. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Credit Commitments are several and no Revolving Credit Lender shall be responsible for any other Revolving Credit Lender’s failure to make Revolving Loans pursuant to such Revolving Credit Lender’s Revolving Credit Commitment.

(b)           Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)           Notes. If requested by any Lender, the Term Loan and Revolving Loans, as applicable, made by such Lender shall be evidenced by a Revolving Credit Note or Term Loan Note, as applicable, made by the Borrower in substantially the form of Exhibit B-1 and Exhibit B-2, respectively, in each case dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, each payable to such Lender or its registered assigns in a principal amount equal to the principal amount of the Term Loans held by such Term Lender or any Revolving Credit Lender’s Revolving Credit Commitment, as applicable, as in effect on such date, and otherwise duly completed. In the event that any Revolving Credit Lender’s Revolving Credit Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Revolving Credit Lender, deliver or cause to be delivered, to the extent such Revolving Credit Lender is then holding a Revolving Credit Note, on the effective date of such increase or decrease, a new Revolving Credit Note, payable to such Revolving Credit Lender or its registered assigns in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment after giving effect to such increase or decrease, and otherwise duly completed. In the event any Term Lender’s share of the outstanding Term Loans increases for any reason (whether pursuant to Section 12.04(b) or otherwise), the Borrower shall, upon request of such Term Lender, deliver or cause to be delivered, to the extent such Term Lender is then holding a Term Loan Note, on the effective date of such increase, a new Term Loan Note payable to such Term Lender or its registered assigns in a principal amount equal to such Term Lender’s outstanding Term Loans as of such date. The date, amount, Type, interest rate and, if applicable, Interest Period of each Term Loan and Revolving Loan made by each Term Lender and Revolving Credit Lender, respectively, and all payments made on account of the principal thereof, shall be recorded by such Term Lender or Revolving Credit Lender, as applicable, on its books for such Term Lender’s Term Loan Note and such Revolving Credit Lender’s Revolving Credit Note, as applicable. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of any transfer by any Lender of its Term Loan Note and/or Revolving Credit Note.

Section 2.03.         Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax or other electronic communication subject to Section 12.01(b) to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing (and, with respect to the Borrowing Request on the Effective Date, the amount of the requested Term Loan Borrowing and the amount of the requested Revolving Loan Borrowing);

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)          the amount of the then effective Borrowing Base, the then-current total Revolving Credit Commitments of the Revolving Credit Lenders, the then-current total Revolving Credit Exposures for all Revolving Credit Lenders (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures for all Revolving Credit Lenders (giving effect to the requested Borrowing);

(vi)         certifying that, if the principal amount of such Borrowing plus the aggregate amount of cash and Cash Equivalents of the Loan Parties at the time of such Borrowing (before giving effect thereto) exceeds the Excess Cash Threshold, then (i) the proceeds of the Borrowing will be used as set forth on an exhibit to such Borrowing Request within two (2) Business Days of the date of such Borrowing (which use of proceeds shall be a use already permitted under this Agreement and shall otherwise be for a purpose other than to hold as cash on the balance sheet) and (ii) after giving effect to such use of proceeds, the Loan Parties will not have any Excess Cash; and

(vii)        the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause (x) the total Revolving Credit Exposures of all Revolving Credit Lenders to exceed the total Revolving Credit Commitments or (y) the total outstanding Term Loans to exceed $65,000,000.

Other than in respect of the Borrowing Request delivered to the Administrative Agent by the Borrower on the Effective Date, promptly following receipt of a Borrowing Request from the Borrower in accordance with this Section 2.03, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and of the amount of such Revolving Credit Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.         Interest Elections.

(a)           Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax or other electronic communication subject to Section 12.01(b) to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit D and signed by the Borrower.

(c)           Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)         if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Term Lender and/or Revolving Credit Lender, as applicable, of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05.         Funding of Borrowings.

(a)           Funding by Lenders. Except in respect of Revolving Loans deemed made on the Effective Date, each Revolving Credit Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Credit Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans that are Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Revolving Credit Lender to obtain the funds for its Revolving Loan in any particular place or manner or to constitute a representation by any Revolving Credit Lender that it has obtained or will obtain the funds for its Revolving Loan in any particular place or manner.

(b)           Presumption of Funding by the Revolving Credit Lenders. Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the proposed date of any Borrowing that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Credit Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Credit Lender has not, in fact, made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Revolving Credit Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from, and including, the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of such Revolving Credit Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans that are Revolving Loans that such Revolving Credit Lender failed to fund. If the Borrower and such Revolving Credit Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Credit Lender pays its share of the applicable Borrowing to the Administrative Agent, then such amount shall constitute such Revolving Credit Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Credit Lender that shall have failed to make such payment to the Administrative Agent.

(c)           Several Obligations of Lenders. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 12.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.03(c).

Section 2.06.         Termination and Reduction of Revolving Credit Commitments and Aggregate Maximum Revolving Credit Amounts.

(a)           Scheduled Termination of Revolving Credit Commitments. Unless previously terminated, the Maximum Revolving Credit Amounts shall terminate on the Maturity Date. If at any time the Aggregate Maximum Revolving Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Revolving Credit Commitments shall also terminate or reduce on the effective date of such termination or reduction.

(b)           Optional Termination and Reduction of Aggregate Maximum Revolving Credit Amounts.

(i)          The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Revolving Credit Amounts without payment of any premium or penalty (other than as required by Section 5.02); provided that (A) each reduction of the Aggregate Maximum Revolving Credit Amounts shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Revolving Credit Amounts if, (1) after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 3.04(a) or (c), the total Revolving Credit Exposures of all Revolving Credit Lenders would exceed the total Revolving Credit Commitments or (2) the Aggregate Maximum Revolving Credit Amount would be less than $5,000,000 (unless, with respect to this clause (2), the Aggregate Maximum Revolving Credit Amounts are reduced to $0).

(ii)         The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Revolving Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Revolving Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Revolving Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Revolving Credit Amounts shall be made ratably among the Revolving Credit Lenders in accordance with each Revolving Credit Lender’s Applicable Revolving Credit Percentage.

Section 2.07.        Borrowing Base. Determinations of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers; provided that the Borrowing Base will not be increased in connection with a Scheduled Redetermination or Interim Redetermination. The Borrower acknowledges that the determination of the Borrowing Base will reflect the reducing, first-out nature of the Revolving Credit Commitments and may not reflect a customary or market “borrowing base” amount based on the Oil and Gas Properties of the Loan Parties.

(a)           Initial Borrowing Base. For the period from and including the Effective Date to but excluding the First Scheduled Borrowing Base Date, the amount of the Borrowing Base shall be $65,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to adjustments prior to the First Scheduled Borrowing Base Date from time to time pursuant to the terms and provisions of this Agreement including, without limitation, Section 2.07(e) and Section 8.13(c).

(b)           Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Revolving Credit Lenders on or about, except as set forth below in connection with the initial Scheduled Redetermination, April 1st and October 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable as determined by the Administrative Agent in its sole discretion), commencing April 1, 2020 (in respect of the Reserve Report delivered on or before March 1, 2020 and the other Engineering Reports delivered in connection therewith) and on or about each April 1 and October 1 occurring thereafter. In addition, the Borrower may, by notifying the Administrative Agent thereof, not more than once during the period between each Scheduled Redetermination, and the Administrative Agent may, not more than once during the period between each Scheduled Redetermination, at the direction of the Required Revolving Credit Lenders, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (any of the foregoing redeteriminations, an “Interim Redetermination”) in accordance with this Section 2.07; provided that no Interim Redetermination may be requested by any party prior to the First Scheduled Borrowing Base Date.

(c)           Scheduled and Interim Redetermination Procedure.

(i)          Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Revolving Credit Lenders (the applicable Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion and in a manner consistent with its normal oil and gas lending criteria as it exists at the particular time, propose a new Borrowing Base, which shall not exceed the Borrowing Base then in effect (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Proved Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time; provided that (x) no Borrowing Base value will be given to any Swap Agreement entered into between any Loan Party and any Person that is not a Secured Swap Provider and (y) the Proposed Borrowing Base shall not be greater than the Borrowing Base then in effect. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Revolving Credit Amounts.

(ii)         The Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i).

(iii)        No Proposed Borrowing Base will increase the Borrowing Base then in effect. Any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Revolving Credit Lenders as provided in this Section 2.07(c)(iii), such approval in each case shall be in the Revolving Credit Lenders’ sole credit discretion. Upon receipt of the Proposed Borrowing Base Notice, each Revolving Credit Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) days, any Revolving Credit Lender that does not communicate its approval or disapproval of such Proposed Borrowing Base in writing to the Administrative Agent, shall be deemed to approve of the Proposed Borrowing Base. If, by the end of such 15-day period, the Required Revolving Credit Lenders, approve or, are deemed to approve of the Proposed Borrowing Base, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to approve of the Proposed Borrowing Base, as aforesaid, then the Administrative Agent shall poll the Revolving Credit Lenders to ascertain the highest Borrowing Base then acceptable to a number of Revolving Credit Lenders sufficient to constitute the Required Revolving Credit Lenders and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)           Effectiveness of a Redetermined Borrowing Base. After the applicable requisite approvals are obtained pursuant to Section 2.07(c), the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the amount of the applicable redetermined Borrowing Base (such notice, the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Revolving Credit Lenders:

(i)          in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on April 1 or October 1, commencing April 1, 2020 (or, in each case, such date promptly thereafter as reasonably practicable as determined by the Administrative Agent in its sole discretion), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)         in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination, the next Interim Redetermination Date or the next adjustment to the Borrowing Base pursuant to the terms and provisions of this Agreement including, without limitation, Section 2.07(e) or Section 8.13(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

In the event that the redetermined Borrowing Base, is less than the then-effective Maximum Aggregate Revolving Credit Amounts, this Agreement shall be deemed amended by replacing Annex I hereto with a new Annex I attached to the New Borrowing Base Notice, which Annex I shall reflect a proportionate decrease of each Revolving Credit Lender’s Maximum Revolving Credit Amount such that the amount representing each Revolving Credit Lender’s Maximum Revolving Credit Amount shall not exceed such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the redetermined Borrowing Base.

(e)          Automatic Reduction of Borrowing Base – Triggering Disposition. Upon the consummation of a Triggering Disposition, the Borrowing Base shall automatically be decreased by an amount equal to 50% of the Net Proceeds received by the Borrower (or 75% of the Net Proceeds received once the Borrower has received an aggregate of $40,000,000 in Net Proceeds from all Triggering Dispositions), in each case, of the Property Disposed or Liquidated in connection with such Triggering Disposition. Upon any such reduction in the Borrowing Base, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Revolving Credit Lenders.

Section 2.08.         Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period in an aggregate amount not to exceed the LC Commitment; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any comprehensive Sanctions or (B) in any manner that would result in a violation of applicable Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Governmental Requirement relating to such Issuing Bank or any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it or (iii) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally under similar circumstances for similarly situated borrowers; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by other electronic communication subject to Section 12.01(b)) to the applicable Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension (or such shorter period of time as may be acceptable to the Administrative Agent and the applicable Issuing Bank in its sole discretion), a notice:

(i)          requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)         specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)        specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)         specifying the amount of such Letter of Credit;

(v)          specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)         specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation and warranty by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment and (B) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments (i.e., the lesser of the Aggregate Maximum Revolving Credit Amounts and the then effective Borrowing Base). No letter of credit issued by an Issuing Bank (if such Issuing Bank is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless such Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by Borrower contained in the foregoing clauses (A) and (B) are true and correct.

If requested by the Issuing Bank, the Borrower shall also submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.

The Issuing Bank shall not be under any obligation to issue any Letter of Credit if there is a default of any Lender’s obligations to fund under Section 2.08(d) or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.

(c)          Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Credit Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Credit Lender’s Applicable Revolving Credit Percentage (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Revolving Credit Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.09(a)(iv)) of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing of a Revolving Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Revolving Credit Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.09(a)(iv)). Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage (which, for this purpose, if any Defaulting Lender then exists, shall be calculated as such Revolving Credit Lender’s percentage of the aggregate LC Exposure after giving effect to Section 2.09(a)(iv)) of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Revolving Credit Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Revolving Credit Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)          Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax or other electronic communication subject to Section 12.01(b)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)          Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the applicable Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans that are Revolving Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 2.08(e) to reimburse the applicable Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i)          Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Bank, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit, including, without limitation, any Letter of Credit with an auto-extend feature (for the avoidance of doubt, the retiring Issuing Bank is authorized to notify any and each beneficiary of each Letter of Credit (in accordance with the terms of such Letter of Credit) that any such Letter of Credit will not be renewed, extended or increased, automatically or otherwise). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank and shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(j)          Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j) or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to (A) in the case of an Event of Default, the LC Exposure and (B) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Collateral Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Collateral Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)          Defaulting Lenders. If, at any time, a Defaulting Lender exists hereunder, then, within one (1) Business Day following the written request of the Issuing Bank, the Borrower shall cash collateralize the Fronting Exposure of the Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.09(a)(iv) and any cash collateral provided by such Defaulting Lender) with respect to the Defaulting Lender in an amount equal to the lesser of (x) the amount of such Fronting Exposure and (y) an amount otherwise agreeable to the Issuing Bank and the Administrative Agent in their sole discretion.

(i)          Grant of Security Interest. The Borrower and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for (A) in the case of the Defaulting Lender, the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below and (B) in the case of the Borrower, its obligations hereunder to reimburse the LC Exposure for which such Defaulting Lender is obligated as a participant. Borrower or such Defaulting Lender, as applicable, shall execute any documents and agreements, including the Collateral Agent’s standard form assignment of deposit accounts, that the Collateral Agent reasonably requests in connection therewith to establish such cash collateral account and to grant the Collateral Agent, for the benefit of the Issuing Bank, a first priority security interest in such account and the funds therein. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Collateral Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the amount required above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(ii)         Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided by a Defaulting Lender under this Section 2.08(k) or Section 2.09 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)        Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.08(k) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral; provided that, subject to Section 2.09, (x) the Issuing Bank may determine in its sole discretion that cash collateral provided by a Defaulting Lender shall be held to support future anticipated Fronting Exposure or other obligations of such Defaulting Lender and (y) the Borrower and the Issuing Bank may agree that cash collateral provided by the Borrower shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to any other security interest granted pursuant to the Loan Documents.

(l)          LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.09.         Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Credit Lender becomes a Defaulting Lender, then, until such time as such Revolving Credit Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders”, “Majority Revolving Lenders”, “Supermajority Revolving Lenders”, “Required Lenders” and “Required Revolving Credit Lenders” and as set forth in Section 12.02.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and Collateral Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to cash collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(k); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(k); sixth, to the payment of any amounts owing to the Revolving Credit Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Revolving Credit Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Exposure are held by the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.09(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.09(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Credit Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Revolving Credit Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive fees pursuant to Section 3.05(b) for any period during which that Revolving Credit Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.08(k).

(C)         With respect to any fee pursuant to Section 3.05(b) not required to be paid to any Defaulting Lender pursuant to sub-clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)         Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Maximum Revolving Credit Amount) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment then in effect. Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Credit Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)          Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.08(k).

(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Revolving Credit Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Credit Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.09(a)(iv)), whereupon such Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Credit Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.

(c)          New Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.10.         Zero Exposure Effective Date. Upon the occurrence of the Zero Exposure Effective Date, any Lender that delivers a written notice of resignation to the Administrative Agent declaring its intention to resign as a Lender under this Agreement shall be deemed to no longer be, and shall, upon acceptance of such resignation by the Administrative Agent (such acceptance not to be unreasonably withheld or delayed), no longer be, a Lender hereunder. Upon the effectiveness of any such resignation, the Administrative Agent shall update the Register and shall adjust the Applicable Percentage of the remaining Lenders. The Administrative Agent shall promptly inform the Borrower of the effectiveness of any such resignation and of the adjustment to the Lenders’ Applicable Percentage. All other Lenders shall remain Lenders hereunder, notwithstanding anything herein to the contrary, and all obligations owed to such Lender or any Affiliate thereof, as the case may be, pursuant to any Secured Swap Agreements and Secured Treasury Management Agreements shall continue to constitute Obligations and such Lender or any Affiliate thereof shall continue to constitute Secured Parties in accordance with, and subject to the terms of, this Agreement.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01.        Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02.         Interest.

(a)          ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)          Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate. Notwithstanding the foregoing, (i) if any Event of Default of the type described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j) occurs and is continuing, then (x) all outstanding principal in respect of Loans and (y) all fees and other obligations under any Loan Document that, in the case of this clause (y), are not paid when due shall in each case automatically bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand made by the Administrative Agent and (ii) if any Event of Default occurs (other than an Event of Default described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j)) and is continuing, then at the election of the Majority Lenders (or the Administrative Agent at the direction of Majority Lenders) (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers (or the Administrative Agent at the direction of the Majority Swap Providers)), (x) all outstanding principal in respect of Loans and (y) all fees and other obligations under any Loan Document that, in the case of this clause (y), are not paid when due shall, in each case, bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand made by the Administrative Agent.

(i)          At any time when there exists any Borrowing Base Deficiency (after the expiration of period provided in Section 3.04(c)(ii), as applicable), then (x) all outstanding principal in respect of Revolving Loans and (y) all fees and other obligations under any Loan Document that, in the case of this clause (y), are not paid when due shall in each case automatically bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable upon demand made by the Administrative Agent.

(ii)         References in this Section 3.02(c) to the Applicable Margin refer, in the case of Term Loans, to the Applicable Margin for Term Loans and refer, in the case of all other amounts owing under any Loan Documents (including but not limited to Revolving Loans), to the Applicable Margin for Revolving Loans.

(d)          Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand made by the Administrative Agent, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03.        Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, fax or other electronic communication subject to Section 12.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and shall be deemed to be a request for an ABR Borrowing), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(c)          Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that:

(i)          adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the LIBO Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the LIBO Rate (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 12.02, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment. The LIBOR Successor Rate shall not be less than zero.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, (to the extent of the affected Eurodollar Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Eurodollar Loan of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an ABR Loan in the amount specified therein.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

Section 3.04.        Prepayments.

(a)          Optional Prepayments.

(i)          The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty subject to Section 3.05(d) and Section 5.02, any Borrowing of Revolving Loans in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(ii)         After the payment in full of the Revolving Loans, the termination of the Maximum Revolving Credit Amounts and the Revolving Credit Commitments and the cash-collateralization of any LC Exposure, the Borrower shall have the right at any time and from time to time to prepay, without premium or penalty subject to Section 3.05(d) and Section 5.02, any Borrowing of Term Loans in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)          Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic communication subject to Section 12.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (and specify whether Revolving Loans or Term Loans are being prepaid); provided that, if a notice of prepayment is given in connection with (i) a prepayment of the Terms Loans with proceeds of a conditional transaction or (ii) a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in a minimum principal amount of $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)          Mandatory Prepayments.

(i)          Except as set forth in clauses (ii) and (iii) of this Section 3.04(c), if, after giving effect to any termination or reduction of the Aggregate Maximum Revolving Credit Amounts, the total Revolving Credit Commitments or the Borrowing Base (including, without limitation, pursuant to Section 2.06(b)), the total Revolving Credit Exposures exceeds the total Revolving Credit Commitments, then the Borrower shall (A) prepay the Revolving Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings of Revolving Loans as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii)         Upon any redetermination, reduction or other adjustment to the Aggregate Maximum Revolving Credit Amounts, the total Revolving Credit Commitments or the amount of the Borrowing Base pursuant to Section 2.07 (other than Section 2.07(e)) or Section 8.13(c), if there exists a Borrowing Base Deficiency, then the Borrower shall within fifteen (15) Business Days following receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, provide written notice (the “Election Notice”) to the Administrative Agent stating the action which the Borrower proposes to take to eliminate such Borrowing Base Deficiency, and the Borrower shall thereafter, at its option, either:

(A)         within thirty (30) days following delivery of the New Borrowing Base Notice, (x) prepay without premium or penalty, all then-outstanding Revolving Loans in an amount sufficient to eliminate such Borrowing Base Deficiency and (y) if any Borrowing Base Deficiency remains as a result of any LC Exposure after the Borrower prepays all of the then-outstanding Revolving Loans, pay to the Administrative Agent on behalf of the Lenders an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j);

(B)         elect to prepay (and pay as required herein), without premium or penalty, the principal amount of Revolving Loans necessary to eliminate such Borrowing Base Deficiency in not more than six (6) equal monthly installments together with accrued and unpaid interest thereon, with the first such monthly payment being due within thirty (30) days following delivery of the New Borrowing Base Notice and if any Borrowing Base Deficiency remains as a result of any LC Exposure after the Borrower prepays all of the then-outstanding Revolving Loans, pay to the Administrative Agent on behalf of the Lenders an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j); or

(C)         by any combination of prepayment as provided in the preceding clauses (A) or (B), eliminate such Borrowing Base Deficiency; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)        Upon any reduction of the Borrowing Base pursuant to Section 2.07(e) in connection with a Triggering Disposition, if there exists a Borrowing Base Deficiency, the Borrower shall prepay the Revolving Loans in an amount sufficient to eliminate such Borrowing Base Deficiency and, if any Borrowing Base Deficiency remains after prepaying all of the then-outstanding Revolving Loans as a result of any LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within two (2) Business Days following the receipt by any Loan Party of Net Proceeds in respect of such Debt or such Triggering Disposition, as applicable; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)         After the payment in full of the Revolving Loans, the termination of the Maximum Revolving Credit Amounts and the Revolving Credit Commitments and the cash-collateralization of any LC Exposure, within one (1) Business Day following the receipt by any Loan Party of Net Proceeds in respect of any Debt not permitted by Section 9.02, in addition to any mandatory prepayment requirements that may result from such incurrence under the preceding Section 3.04(c)(iii), the Borrower shall prepay the Term Loans in an aggregate amount equal to the remainder of (A) one hundred percent (100%) of the Net Proceeds received in respect of such incurrence of Debt minus (B) the portion, if any, of such Net Proceeds that is used to prepay Revolving Loans or cash-collateralize LC Exposure pursuant to Section 3.04(c)(iii). Nothing in this paragraph is intended to permit any Loan Party to incur Debt other than as permitted under Section 9.02, and any such incurrence of Debt in violation of Section 9.02 shall be an Event of Default.

(v)          After the payment in full of the Revolving Loans and the cash-collateralization of any LC Exposure, within one (1) Business Day following the receipt by any Loan Party of Net Proceeds in respect of a Triggering Disposition, the Borrower shall prepay the Term Loans in an aggregate amount equal to the remainder of (A) fifty percent (50%) of the Net Proceeds received in respect of such Triggering Disposition (or one hundred percent (100%) of the Net Proceeds received once the Borrower has received an aggregate of $40,000,000 in Net Proceeds from all Triggering Dispositions) minus (B) the Excess Cash Threshold, minus (C) the portion, if any, of such Net Proceeds that is used to prepay Revolving Loans or cash-collateralize LC Exposure pursuant to Section 3.04(c)(iii). Nothing in this paragraph is intended to permit any Loan Party to sell Property in breach of Section 9.12, and any such sale in violation of Section 9.12 will constitute a breach of this Agreement.

(vi)         Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied first ratably to any ABR Borrowings then outstanding and thereafter to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vii)        Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(viii)      Notwithstanding anything to the contrary herein, if a Borrowing Base Deficiency exists at the time any mandatory prepayment of Loans is required hereunder, or at the time any optional prepayment is tendered in respect of the Term Loans, any such prepayment amounts shall be applied first to prepay Revolving Loans and/or to cash collateralize LC Exposure in an amount sufficient to eliminate such Borrowing Base Deficiency, and thereafter to the prepayment of the Term Loans (including any installments in respect thereof in direct order of maturity).

(d)          Excess Cash Balances.

(i)          If the Loan Parties have any Excess Cash on the fifteenth day of each month, the Borrower shall repay the then-outstanding Revolving Loans on such date (or if not a Business Day, the immediately succeeding Business Day), which prepayment shall be in an amount equal to the amount of such Excess Cash and, if any Excess Cash remains after all outstanding Revolving Loans are fully repaid, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to the lesser of such remaining Excess Cash and the amount of LC Exposure to be held by the Collateral Agent as cash collateral as provided in Section 2.08(j). Such repayments shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto. Each prepayment of Borrowings pursuant to this Section 3.04(d)(i) shall be applied ratably to the Revolving Loans so repaid. Prepayments pursuant to this Section 3.04(d)(i) shall be accompanied by accrued interest as required by Section 3.02.

(ii)         After the payment in full of the Revolving Loans and the cash-collateralization of any LC Exposure, if the Loan Parties have any Excess Cash on the fifteenth day of each month, the Borrower shall repay the then-outstanding Term Loans on such date (or if not a Business Day, the immediately succeeding Business Day), which prepayment shall be in an amount equal to the amount of such Excess Cash. Such repayments shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto. Each prepayment of Borrowings pursuant to this Section 3.04(d)(ii) shall be applied ratably to the Term Loans so repaid. Prepayments pursuant to this Section 3.04(d)(ii) shall be accompanied by accrued interest as required by Section 3.02.

(e)          Amortization of Term Loans; Payment at Maturity. The Borrower shall repay the Term Loans on the last day of each March, June, September and December (commencing with the first full fiscal quarter ending after the Effective Date) (each such date being referred to as a “Term Loan Installment Date”), in each case, in an amount equal to 0.25% of the original principal amount of such Term Loans and, on the Maturity Date, the remainder of the principal amount of the Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(f)          No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 3.05 and Section 5.02.

(g)          No Effect on Secured Swap Agreements. Prepayments permitted or required under this Section 3.04 shall not affect the Borrower’s obligation to continue making payments under any Secured Swap Agreement or Secured Treasury Management Agreement, each of which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Secured Swap Agreement and/or Secured Treasury Management Agreement.

Section 3.05.        Fees.

(a)          Revolving Credit Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused amount of the Revolving Credit Commitment of such Revolving Credit Lender during the period from and including the Effective Date to but excluding the Termination Date (it being understood that LC Exposure shall constitute usage of the Revolving Credit Commitments for purposes of this Section 3.05(a)). Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Revolving Loans that are Eurodollar Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.375% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case participation and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          Agent Fees. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent and the Collateral Agent, as applicable).

(d)          [Reserved]

(e)          Term Upfront Fee. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Term Lender, an upfront fee in an amount equal to 0.45% of the aggregate stated principal amount of the Term Loans held by the Term Lenders on the Effective Date, earned and due and payable to the Term Lenders on the Effective Date.

(f)          Revolver Upfront Fee. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Revolving Credit Lender, an upfront fee in an amount equal to 0.45% of the Aggregate Maximum Revolving Credit Amounts of the Revolving Credit Lenders as of the Effective Date, earned and due and payable to the Revolving Credit Lenders on the Effective Date.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01.        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)          Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or Revolving Loans or participations in LC Disbursements, as the case may be, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Loans and participations in LC Disbursements, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans and/or participations in LC Disbursements of other Lenders, as applicable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Loans and/or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02.         Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03.         Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Term Loan Percentage of all Term Loans and Applicable Revolving Credit Percentage of all Revolving Loans then outstanding, as applicable. After acceleration or maturity of the Loans, all principal will be paid as provided in Section 10.02(b).

Section 4.04.         Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent, the Collateral Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent, the Collateral Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its subsidiaries and (b) the Lenders hereby authorize the Administrative Agent and the Collateral Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such subsidiaries.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01.        Increased Costs.

(a)          Eurodollar Changes in Law. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)         subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or other recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or other recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or other recipient such additional amount or amounts as will compensate such Lender or other recipient for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)          Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02.        Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03.        Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if any Withholding Agent shall be required to deduct or withhold any Taxes from such payments (as determined in the good faith discretion of the Withholding Agent), then (i) if such deduction or withholding shall be for Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Withholding Agent shall make such deductions or withholdings and (iii) the Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)          Payment of Other Taxes by the Borrower. Except to the extent excused or prohibited by the Bankruptcy Code, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by, or required to be deducted or withheld from payment to, the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c) (3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable); or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; and

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made.

(D)         If the Administrative Agent or Collateral Agent is a U.S. Person, it shall provide the Borrower, on or prior to the date that it becomes a party to this Agreement, with two duly completed copies of IRS Form W-9 or (B) if the Administrative Agent or Collateral Agent is not a U.S. Person, then it shall provide the Borrower, to the extent legally entitled to do so, with two properly completed IRS Forms W-8ECI with respect to fees received on its own behalf and any such other documentation prescribed by applicable Law and reasonably requested by the Borrower that would allow the applicable Borrower to make payments to such Administrative Agent or Collateral Agent without deduction or withholding of any U.S. federal withholding Taxes. If the Administrative Agent or Collateral Agent is not a U.S. Person, such Administrative Agent or Collateral Agent shall provide the Borrower, to the extent legally entitled to do so, on or prior to the date that it becomes a party to this Agreement, with two duly completed copies of IRS Form W-8IMY (or successor form) certifying that it is either (i) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (ii) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the U.S. and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and such Administrative Agent or Collateral Agent agree to so treat such Administrative Agent or Collateral Agent as a United States person with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent or Collateral Agent without deduction or withholding of any Taxes imposed by the United States.

Each Lender, Administrative Agent, and Collateral Agent agrees that if any form or certification it previously delivered under this Section 5.03(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and, in case of each Lender, the Administrative Agent in writing of its legal inability to do so.

(g)          FATCA. Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered under this Section 5.03(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent and the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)          Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 5.04.        Mitigation Obligations; Replacement of Lenders.

(a)          Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Revolving Credit Lender becomes a Defaulting Lender hereunder, (iv) any Revolving Credit Lender does not consent to any proposed increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii) that has been approved by the Supermajority Revolving Lenders, or (v) in addition to the foregoing, (A) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document (other than an increase in the Borrowing Base) that requires the consent of each Lender or the consent of each Lender affected thereby, the consent of the Required Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release or (B) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to Section 2.09 that requires the consent of each Term Lender or the consent of each Term Lender affected thereby, the consent of the Term Lenders having more than sixty-six and two-thirds percent (66 2∕3%) of the then outstanding principal amount of the Term Loans shall have been obtained but any Term Lender has not so consented to or approved such proposed amendment, waiver, consent or release, then in any such case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all its interests, rights and obligations under this Agreement to an assignee or assignees that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and paid the assignment fee required by Section 12.04, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01, for payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender hereby agrees to make such assignment and delegation required under this Section 5.04(b) so long as the Borrower, at its sole expense and effort, obtains the agreement of an assignee or assignees to accept such assignment and such assignment otherwise complies with the requirements of Section 12.04. If such assignment is pursuant to subpart (b)(iv) or subpart (b)(v), such assignee must consent to vote, in the case of subpart (b)(iv), for the proposed increase or, in the case of subpart (b)(v), for such amendment to which the non-consenting lender did not vote.

Section 5.05.         Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01.        Effective Date. The amendment and restatement of the Prepetition Credit Agreement by this Agreement and the obligations of the Lenders to make Loans (or to be deemed to have made Loans, as applicable) and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)           the Administrative Agent, the Collateral Agent, the Arranger and the Lenders, as applicable, shall have received all commitment, facility, upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, without limitation, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses that would otherwise be required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Latham & Watkins LLP, counsel to the Administrative Agent);

(b)          the Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or a Responsible Officer of the Borrower and each Guarantor setting forth (i) a copy of the Bankruptcy Court order authorizing the Loan Parties to enter into this Agreement, (ii) the officers of the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or comparable organizational documents for those Loan Parties that are not corporations) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary;

(c)           the Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor;

(d)          the Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party;

(e)           the Administrative Agent shall have received duly executed Notes payable to each Lender that requests a Note in the principal amounts equal to its Maximum Revolving Credit Amount and/or Term Loans held by such Lender dated as of the date hereof;

(f)           the Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Collateral Agency Agreement, the Guaranty Agreement, the Security Agreement, the Mortgages and each other Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments:

(i)          the Administrative Agent shall be satisfied that the Security Instruments create first-priority, perfected Liens on at least 95% of the PV-9 of the Proved Oil and Gas Properties evaluated in the Initial Reserve Report and on all other Property purported to be pledged as collateral pursuant to the Security Instruments; and

(ii)         the Collateral Agent shall have received certificates, if any, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors, to the extent such Equity Interests are certificated.

(g)          without limiting the generality of the foregoing, the Administrative Agent shall have received from the Parent, the Borrower and each other Subsidiary, in each case to the extent applicable, duly executed counterparts (in such number as may be requested by the Administrative Agent) of such amendments to, and/or confirmations of, the Security Instruments executed and delivered prior to the date hereof in connection with the Prepetition Credit Agreement as may be required by the Administrative Agent in its reasonable discretion, which amendments and/or confirmations shall be in form and substance reasonably satisfactory to the Administrative Agent;

(h)          the Administrative Agent shall have received an opinion of (i) Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent and its counsel, and (ii) local counsel opinions in such jurisdictions where Mortgages are filed, in each case, in form and substance reasonably acceptable to the Administrative Agent and its counsel;

(i)            the Agents shall have received a certificate of insurance coverage of the Parent and the Borrower evidencing that the Parent and the Borrower are carrying insurance in compliance with the requirements in Section 8.07 and such certificate shall otherwise comply with the requirements of Section 8.07; provided that, the foregoing certificate may be delivered in the name of the predecessor of the Parent and Borrower on the Effective Date and promptly followed by a replacement certificate in the current name of the Parent and Borrower;

(j)            the Administrative Agent shall have received title evidence as the Administrative Agent may request, which shall be in form and substance satisfactory to the Administrative Agent and which shall and shall include information regarding the before payout and after payout ownership interests held by the Loan Parties, for all wells located on the Oil and Gas Properties, covering at least 90% of the present value of the Proved Oil and Gas Properties of the Loan Parties evaluated in the Initial Reserve Report, as determined by the Administrative Agent;

(k)           the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the representation and warranty in Section 7.03;

(l)            the Administrative Agent shall have received (i) unaudited consolidated financial statements of the Parent for each fiscal quarter of the current fiscal year ended at least 45 days prior to the Effective Date and (ii) reasonably detailed financial projections of the Parent, on a consolidated basis, for five years following the Effective Date (prepared on a quarterly basis);

(m)          the Administrative Agent shall have received appropriate Uniform Commercial Code search certificates and county-level real property record search results reflecting no Liens (other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03) encumbering the Properties of the Parent, the Borrower and the other Subsidiaries for each jurisdiction requested by the Administrative Agent;

(n)          the capitalization structure and equity ownership of each Loan Party after giving effect to the Transactions shall be reasonably satisfactory to the Administrative Agent in all respects;

(o)          since May 8, 2019, there shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect (other than as a result of the events leading up to, directly arising from, or direct effects of, the commencement or continuance of the Chapter 11 Cases);

(p)          (i) the Bankruptcy Court shall have entered a final order (such final order, the “Confirmation Order”) in form and substance reasonably satisfactory to the Administrative Agent confirming the Plan of Reorganization (which Plan of Reorganization is reasonably satisfactory to the Administrative Agent) and all related orders, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and the Confirmation Order shall be in full force and effect and Final (or shall provide that it is a “Final Order” for purposes of the Plan of Reorganization), not subject to any stay, reversal or motion to vacate and shall not have been modified or amended in any manner materially adverse to the Administrative Agent and/or the Lenders or in a manner contrary to the Plan of Reorganization, the Plan Support Agreement, the Disclosure Statement (as defined in the Plan of Reorganization) or any documentation related thereto, (ii) all conditions to the Effective Date (as defined in the Plan of Reorganization) of the Plan of Reorganization shall have been satisfied (or will be satisfied upon the occurrence of the Effective Date) or waived in accordance with the terms set forth therein, (iii) the Effective Date (as defined in the Plan of Reorganization) shall have occurred or shall occur substantially contemporaneously with the Effective Date hereof, (iv) the consummation of the Plan of Reorganization in accordance with its terms shall have occurred or shall occur substantially contemporaneously with the Effective Date, and (v) the Administrative Agent shall be reasonably satisfied that the claims or interests in the Loan Parties required to be paid in full on the Effective Date (as defined in the Plan of Reorganization) have been paid in full;

(q)          the Confirmation Order shall approve this Agreement and authorize the Loan Parties’ execution and delivery hereof and the Loan Documents;

(r)           as of the Effective Date, after giving effect to the Transactions and the Revolving Loans made or deemed made hereunder on the Effective Date, the Liquidity of the Borrower and the other Loan Parties (other than the Parent) shall be not less than $40,000,000;

(s)           the Administrative Agent shall be in receipt of the Collateral Agency Agreement, duly executed and delivered by each of the parties thereto, containing terms and provisions satisfactory to the Administrative Agent in its sole discretion;

(t)           the Parent and the Borrower shall have paid to the Prepetition Lenders all other payments as provided for in the Plan Support Agreement and the Plan of Reorganization, which amounts shall be applied to the repayment of the claims of the Prepetition Lenders arising under the Prepetition Credit Agreement, including, without limitation, the Obligations (as defined in the Prepetition Credit Agreement) (the “Prepetition Obligations”) in accordance with the Plan of Reorganization;

(u)          the DIP Credit Agreement shall be repaid in full and terminated and the commitments thereunder terminated, and all security interests related thereto shall have been terminated substantially concurrently with the Effective Date;

(v)          the Administrative Agent and the Collateral Agent shall have received from the Loan Parties, to the extent requested by the Lenders, the Administrative Agent or the Collateral Agent at least 10 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case, no later than three days prior to the Effective Date;

(w)          RPA Advisors shall have received all accrued and unpaid fees and out-of-pocket expenses arising in connection with the Transactions, to the extent invoiced at least one Business Day prior to the Effective Date; and

(x)           the Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. Unless otherwise specified, all documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Parent, the Borrower or any of the Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02.        Each Credit Event. The obligation of each Lender to make a Loan (or to be deemed to have made a Loan, as applicable) on the occasion of any Borrowing (including the initial funding but excluding any conversion of Loans to the other Type or continuation of Eurodollar Loans), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing.

(b)          The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent (i) that any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, in which case such representation and warranty (as so qualified) shall continue to be true and correct in all respects.

(c)          The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no litigation that would reasonably be expected to result in a Material Adverse Effect shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(d)          with respect to all other Borrowings of Revolving Loans, the Loan Parties shall be in compliance with the certification required in Section 2.03(vi).

(e)          The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

(f)           At the time of and immediately after giving effect to each such Borrowing or the issuance, amendment, renewal or extension of each such Letter of Credit, or both, as applicable, the aggregate Revolving Credit Exposures for all Revolving Credit Lenders shall not exceed the Aggregate Maximum Revolving Credit Amounts.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 6.02.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower represent and warrant to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 7.01.        Organization; Powers. Each of the Parent, the Borrower and the other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02.        Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s limited liability company, partnership, and corporate powers (as applicable) and have been duly authorized by all necessary limited liability company and, if required, member action (including, without limitation, any action required to be taken by any class of managers, directors or partners (as applicable) of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03.        Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members or any class of managers, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except the Bankruptcy Court’s order approving the Plan of Reorganization and such other approvals as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, and (iii) consents by, required notices to, or other actions by state and federal governmental entities in connection with the assignment of state and federal oil and gas leases or other interests therein that are customarily obtained subsequent to such assignments, (b) will not violate any applicable law or Organizational Documents of the Parent, the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, the Borrower or any other Subsidiary or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower or such other Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Parent, the Borrower or any other Subsidiary (other than the Liens created by the Loan Documents, which, for the avoidance of doubt, include the Liens created under the Term Loan B Facility and any Refinancing Debt thereof).

Section 7.04.         Financial Condition; No Material Adverse Change.

(a)          The Borrower has delivered to the Administrative Agent and the Lenders financial information delivered pursuant to Section 6.01(l). When delivered, all financial statements so delivered pursuant to Section 6.01(l) and Section 8.01 are complete and correct in all material respects and fairly present in all material respects on a consolidated basis the assets, liabilities and financial position of the Parent and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements), in each case, in accordance with GAAP. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all Material Debt and other material liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Debt, in each case, to the extent required to be disclosed under GAAP. All pro forma financial statements and projections delivered pursuant to Section 6.01(l) or Section 8.01(f) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and pro forma statements shall be subject to normal year end closing and audit adjustments.

(b)          Since May 8, 2019, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect (other than as a result of the events leading up to, directly arising from, or direct effects of, the commencement or continuance of the Chapter 11 Cases) and (ii) the business of the Parent and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)          Neither the Parent, the Borrower nor any other Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05.        Litigation.

(a)          Other than the Chapter 11 Cases, except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or the Parent, threatened in writing against or affecting the Parent, the Borrower or any of their respective subsidiaries (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)          Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06.        Environmental Matters. Except as set forth on Schedule 7.06 and as could not reasonably be expected to have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)          neither any Property of the Parent, the Borrower or any other Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)          no Property of the Parent, the Borrower or any other Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, formally conducted thereon by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)          all Environmental Permits, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent, the Borrower and each other Subsidiary, including, without limitation, past or present treatment, storage, disposal or Release of a Hazardous Material into the environment, have been duly obtained or filed, and the Parent, the Borrower and each other Subsidiary are in compliance with the terms and conditions of all such Environmental Permits.

(d)          all Hazardous Materials, if any, generated at any and all Property of the Parent, the Borrower or any other Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as could not reasonably be expected to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)          the Borrower has taken all steps required by Environmental Laws to determine and has determined that no Hazardous Materials have been disposed of or otherwise Released and there has been no threatened Release of any Hazardous Materials on or to any Property of the Parent, the Borrower or any other Subsidiary except in compliance with Environmental Laws and so as could not reasonably be expected to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)          none of the Parent, the Borrower nor any Subsidiary has any known liability or is conducting any Remedial Work in connection with any Release or threatened Release of any Hazardous Material into the environment.

Section 7.07.       Compliance with the Laws and Agreements; No Defaults.

(a)          Each of the Parent, the Borrower and each other Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          None of the Parent, the Borrower or any other Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Parent, the Borrower or any other Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which the Parent, the Borrower or any other Subsidiary or any of their Properties is bound.

(c)          No Default or Event of Default has occurred and is continuing.

Section 7.08.        Investment Company Act. None of the Parent, the Borrower nor any other Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09.        Taxes. Each of the Parent, the Borrower and the other Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such other Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, (b) to the extent otherwise excused or prohibited under the Bankruptcy Code or (c) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent, the Borrower and the other Subsidiaries in respect of Taxes and other governmental charges are adequate. No Tax Lien has been filed (except for any Liens for Taxes the nonpayment of which is excused or prohibited by the Bankruptcy Code) and, to the knowledge of the Parent or the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10.        ERISA.

(a)          Except as would not result in a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Pension Plan.

(b)          Except as would not result in a Material Adverse Effect, each Pension Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)          Except as would not result in a Material Adverse Effect, no liability to the PBGC (other than for the payment of current premiums which are not past due) by a Loan Party or any ERISA Affiliate has been or is expected by a Loan Party or any ERISA Affiliate to be incurred with respect to any Pension Plan. Except as would not result in a Material Adverse Effect, no ERISA Event has occurred.

(d)           Except as would not result in a Material Adverse Effect: full payment when due has been made of all amounts which the Loan Parties or any ERISA Affiliate is required under the terms of each Pension Plan or applicable law to have paid as contributions to such Pension Plan as of the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan.

(e)           Except as would not result in a Material Adverse Effect, no Loan Party or any ERISA Affiliate contributes to, or has at any time in the six-year period preceding the date hereof contributed to, any Multiemployer Plan.

Section 7.11.         Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it, the Parent, or any of the other Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (other than as a result of the events leading up to, directly arising from, or direct effects of, the commencement or continuance of the Chapter 11 Cases). None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent, the Borrower or any other Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Parent, the Borrower or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Parent, the Borrower or any other Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Parent, the Borrower and the other Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 7.12.         Insurance. Schedule 7.12(a) sets forth a true, complete and correct description of all insurance maintained by the Parent, the Borrower or by the Parent or the Borrower for the other Subsidiaries or by each Subsidiary for itself, as the case may be, as of the date hereof. The Parent and the Borrower have, and caused all of their respective subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are commercially reasonable and usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the Borrower and the other Subsidiaries. The Collateral Agent and the Lenders have been named as an additional insured in respect of such liability insurance policies, and the Collateral Agent has been named as lender loss payee with respect to Property loss insurance.

Section 7.13.         Restriction on Liens. Neither the Parent, the Borrower nor any of their respective subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(e), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Collateral Agent, the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 7.14.         Subsidiaries. As of the date hereof, each direct and indirect Subsidiary of the Parent and the Borrower are set forth on Schedule 7.14 or disclosed to the Administrative Agent. Each subsidiary on such schedule is a Wholly-Owned Subsidiary. Neither the Parent, the Borrower nor any of their respective subsidiaries has any Excluded Subsidiaries.

Section 7.15.         Location of Business and Offices. The Parent’s jurisdiction of organization is Delaware; the name of the Parent, as listed in the public records of its jurisdiction of organization, is Grizzly Energy, LLC; and the organizational identification number, if any, of the Parent in its jurisdiction of organization is 4686581 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(o) in accordance with Section 12.01). The Borrower’s jurisdiction of organization is Kentucky; the name of the Borrower as listed in the public records of its jurisdiction of organization is Grizzly Natural Gas, LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 0601349 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(o) in accordance with Section 12.01). The Borrower’s principal place of business is located at the address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)), and its chief executive offices is located at the San Felipe street address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)). The Parent’s principal place of business is located at the address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)), and its chief executive offices is located at the San Felipe Street address in Houston, Texas specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(o) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(o)).

Section 7.16.         Properties; Titles, Etc.

(a)           Each of the Borrower and its subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report, and each Loan Party has good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower, or its subsidiary specified as the owner, owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such subsidiary’s net revenue interest in such Property. The ownership by the Borrower and its subsidiaries of the Hydrocarbons and the undivided interests therein specified on the exhibits to the Mortgages are the same interests reflected in the most recently delivered Reserve Report.

(b)          All material leases and agreements necessary for the conduct of the business of the Borrower and its subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)          The rights and Properties presently owned, leased or licensed by the Borrower and its subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)          All of the Properties of the Borrower and its subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)          The Borrower and each of its subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(f)          Each Loan Party has good and defensible title to its Midstream Assets free and clear of all Liens except Liens permitted by Section 9.03.

Section 7.17.       Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, and subject to the prior rights and limitations of Borrower as an owner of non-operated working interests, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any of its subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any of its subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements (except with respect to horizontal wells permitted by Governmental Authority), and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures, equipment and all other Midstream Assets owned in whole or in part by the Borrower or any of its subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its subsidiaries, in a manner consistent with the Borrower’s or its subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18.          Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no Material Gas Imbalances, take or pay or other prepayments which would require the Borrower or any of its subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19.         Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20.         Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(g), sets forth, a true and complete list of all Swap Agreements of the Borrower and each of its subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement, including specification as to those Swap Agreements that are Secured Swap Agreements.

Section 7.21.         Use of Loans and Letters of Credit. The proceeds of the Loans made or deemed made, and any Letters of Credit issued, (i) on the Effective Date, shall be used in accordance with the Plan of Reorganization and (ii) thereafter, (a) to provide working capital for exploration and production operations, (b) to finance Capital Expenditures, including capital projects and additional acquisitions, in each case to the extent permitted by the terms of this Agreement and (c) for other lawful general corporate purposes.

The Parent, the Borrower and each of their respective subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22.         Solvency. After giving effect to the Transactions and at each time this representation is made from time to time, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Parent, the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Parent, the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Parent, the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Parent, the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Parent, the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23.         Anti-Corruption Laws and Sanctions. The Parent and the Borrower have implemented and maintain in effect policies and/or procedures reasonably designed to ensure compliance by the Parent, the Borrower and the other Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower and the other Subsidiaries and their respective officers and employees and, to the knowledge of the Parent and the Borrower, their respective directors, officers, employees and agents are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, the Borrower nor the other Subsidiaries nor any of their respective directors, officers or employees, nor (b) to the knowledge of the Parent or the Borrower, any agent of the Parent, the Borrower or any other Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds thereof or any other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law or applicable Sanctions.

Section 7.24.         Security Instruments. The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Borrower’s and each Guarantor’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof. The Mortgages (other than the Mortgages covering the Oil and Gas Properties of LRE Operating and Oil and Gas Properties of EROC), having been filed in the offices of the counties where such properties are located, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03. When the Mortgages covering the Oil and Gas Properties of LRE Operating and Oil and Gas Properties of EROC are filed in the offices of the counties where such properties are located, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in the Mortgaged Property thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03. When the Mortgages covering the Midstream Assets are filed in the offices of the countries where such Midstream Assets are located, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and all of the Loan Parties’ Midstream Assets and the proceeds thereof, in each case prior and superior in right to any Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03. Each Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the right, title and interest of each Loan Party executing the same in and to all of the Collateral described therein.

Section 7.25.         [Reserved].

Section 7.26.         EEA Financial Institution. Neither the Parent, the Borrower, nor any other Subsidiary is an EEA Financial Institution.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Final Discharge Date, the Parent and the Borrower covenant and agree with the Lenders that:

Section 8.01.        Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for delivery to each Lender (or, after the Zero Exposure Effective Date, each Secured Swap Provider):

(a)          Annual Financial Statements; Fresh Start Accounting. As soon as available, but in any event in accordance with then applicable law and not later than ninety (90) days after (i) the Effective Date, the fresh start accounting balance sheet of the Parent, on a consolidated basis, as at the Effective Date, and (ii) the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case (for periods occurring after the implementation of fresh start accounting) in comparative form the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” qualification resulting from any of the following (i) an upcoming maturity date with respect to any Debt occurring within one year from the time such opinion is delivered, (ii) a breach or anticipated breach of financial covenants and/or (iii) liquidity concerns)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)          Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case (for periods occurring after the implementation of fresh start accounting) in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)          Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a)(ii) or Section 8.01(b), a certificate of a Financial Officer of the Borrower and the Parent in substantially the form of Exhibit F hereto (i) certifying as to whether a Default has occurred and is continuing as of the date of such certificate and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(b) and 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the most recently delivered financial statements pursuant to Section 8.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)          Certificate of Accounting Firm—Defaults. Concurrently with any delivery of financial statements under Section 8.01(a)(ii), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)           Certificate of Financial Officer—Consolidating Information. If, at any time, any Subsidiary of the Parent is not a consolidated subsidiary, then concurrently with any delivery of financial statements under Section 8.01(a)(ii) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Parent.

(f)           Annual Budgets. Within 90 (ninety) days (or such later date as may be determined by the Administrative Agent) after the end of each fiscal year of the Parent and the Borrower (beginning with the date that is ninety (90) days after the end of fiscal year ending December 31, 2019), a quarterly business plan and budget, reasonably satisfactory to the Administrative Agent, for the following fiscal year of the Parent and the Borrower, on a consolidated basis, including forecasts prepared by management of the Parent and the Borrower.

(g)          Certificate of Financial Officer — Swap Agreements. Not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent and not later than ninety (90) days after the end of each fiscal year of the Parent, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or such fiscal year, as applicable, a true and complete list of all Swap Agreements of the Borrower and each of its subsidiaries, designating which such Swap Agreements are Secured Swap Agreements, the material terms thereof (including, without limitation, the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement and a confidential report reflecting its projected production for each calendar year for which it has established hedge positions under Section 8.16.

(h)          Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a)(ii), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(i)           Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent, the Borrower or any other Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent, the Borrower or any such other Subsidiary, and a copy of any response by the Parent, the Borrower or any such other Subsidiary, or the board of directors (or comparable governing body) of the Parent, the Borrower or any such other Subsidiary, to such letter or report.

(j)           SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, (i) written notice of the filing of all periodic and other reports, proxy statements and other materials filed by Parent with the SEC, or with any national securities exchange (other than Forms 10-Q and 10-K), or (ii) copies of materials distributed by Parent to its equityholders generally.

(k)          Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or written notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(l)           [Reserved].

(m)          Notice of Sales of Oil and Gas Properties; Midstream Assets. In the event the Borrower or any of its subsidiaries intends to Dispose of any Oil and Gas Properties, Midstream Assets or any Equity Interests in any such subsidiary or Liquidate any Swap Agreement, in each case that could reasonably be expected to be a Triggering Disposition, prior written notice thereof.

(n)          Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(o)          Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(p)          Lease Operating Statements. Concurrently with the delivery of each Reserve Report hereunder, (i) a report setting forth, for each calendar month during the prior twelve (12) month period, on a field by field summary basis and an aggregate summary basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties of the Borrower and its subsidiaries, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(q)          Gas Balancing Reports. Within 45 days (or such later date as may be determined by the Administrative Agent) after the end of each fiscal quarter of the Parent, a report setting forth, for the quarter during the then current fiscal year to date, the existence of any Material Gas Imbalances listed on a property-by-property basis.

(r)           [Reserved].

(s)          [Reserved].

(t)           Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, bylaws, certificate or articles of organization, regulations, any preferred stock designation or any other organic document of the Parent, the Borrower or any other Subsidiary.

(u)          PATRIOT Act. Promptly after the request by the Administrative Agent, the Issuing Bank or any Lender, all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and the Beneficial Ownership Regulation.

(v)          Notification of Hedging Violation. Promptly notify Administrative Agent if the volumes of Hydrocarbons hedged under Swap Agreements ever exceed the actual daily production of the Hydrocarbons from the Mortgaged Property.

(w)          Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any other Subsidiary (including, without limitation, a list of first purchasers which accounted for at least 75% of the total revenues of the Parent, the Borrower and the other Subsidiaries during the twelve month period ended as of the immediately preceding December 31 or June 30th, as applicable) or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.01(a), (b) or (j) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Parent posts such documents, or provides a link thereto on the Borrower’s public website or (ii) on which such documents are posted on the Borrower’s behalf or Parent’s behalf on an Internet or intranet website, if any, to which each Lender, the Issuing Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower, as applicable, shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 8.02.        Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt (and in any event within three Business Days) written notice of the following for delivery to each Lender (or, after the Zero Exposure Effective Date, each Secured Swap Provider):

(a)           the occurrence of any Default or Event of Default;

(b)          (i) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower, any other Subsidiary or any of their respective Affiliates to the extent not previously disclosed in writing to the Administrative Agent and, in each case, and (ii) any material adverse development in any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Parent, the Borrower or any other Subsidiary (whether or not previously disclosed to the Lenders) that, in the case of either clause (i) or (ii) above, could reasonably be expected to result in liability in excess of $15,000,000, not fully covered by insurance, subject to normal deductibles (and excluding any actions, suits, proceedings, investigations or arbitrations arising under or otherwise related to Environmental Laws, which are subject to the terms of Section 8.10(b));

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, at their option, make available to the Lenders and the Issuing Bank the Communications by posting the Communications on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or any of their respective Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the other Agents, the Arrangers, the Issuing Bank and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower, any of the Loan Parties or Parent, or any of their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 12.16); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the other Agents and each of the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 8.03.         Existence; Conduct of Business. The Parent and the Borrower will, and will cause each of their respective subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.13.

Section 8.04.         Payment of Obligations. The Parent and the Borrower will, and will cause each of their respective subsidiaries to, pay its obligations, including Tax liabilities of the Parent, the Borrower and each of their respective subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent, the Borrower or such subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Parent, the Borrower or any other Subsidiary.

Section 8.05.         Performance of Obligations under Loan Documents. The Borrower will pay the Obligations according to the reading, tenor and effect of this Agreement and the Notes, and the Borrower will, and will cause the Parent and each of their respective subsidiaries to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06.         Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each of its subsidiaries to:

(a)          operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)          operate and maintain in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the gathering, transportation or processing of Hydrocarbons and other minerals therefrom, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and the failure to comply could not reasonably be expected to have a Material Adverse Effect, all pipelines, compressor stations, wells, gas or crude oil processing facilities, field gathering systems, tanks, tank batteries, pumps, pumping units, fixtures, valves, fittings, machinery, parts, engines, boilers, meters, apparatus, appliances, tools, implements, casing, tubing, rods, cables, wires, towers, surface and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its subsidiaries that are useful or necessary to conduct normal operations relating to gathering, transportation, processing or removal of Hydrocarbons and other minerals or CO2 therefrom.

(c)           keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its producing Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties, including, without limitation, all equipment, machinery and facilities.

(d)          promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and gas or crude oil processing facilities and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder

(e)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties;

(f)           operate its Proved Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties, gas or crude oil processing facilities and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements. To the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07.         Insurance. The Borrower will, and will cause the Parent and each of their respective subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance reasonably satisfactory to the Administrative Agent (it being hereby confirmed that the insurance of the Parent and its Subsidiaries effective as of the Effective Date, as described in Schedule 7.12(a), satisfies the foregoing requirement as of the Effective Date) and (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance in all material respects with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Obligations shall be endorsed in favor of and made payable to the Collateral Agent as its interests may appear and such policies shall name the Collateral Agent in its capacity as such as “additional insured” and/or “lender loss payees”, as applicable, in each case, for the benefit of the Secured Parties and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Collateral Agent (or ten (10) days prior notice of any cancelation on account of non-payment).

Section 8.08.         Books and Records; Inspection Rights. The Borrower will, and will cause the Parent and each of their respective subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09.         Compliance with Laws. The Borrower will, and will cause the Parent and each of its subsidiaries to (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain in effect and enforce policies and/or procedures reasonably designed to ensure compliance by the Borrower, the Parent, the other Subsidiaries and each of their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 8.10.         Environmental Matters.

(a)           The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each of its subsidiaries and each such subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release, and shall cause each of its subsidiaries not to Release, any Hazardous Material on, under, about or from any of the Borrower’s or such subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each of its subsidiaries to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or such subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each of its subsidiaries to establish and implement, procedures to continuously determine and assure that the Borrower’s and such subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower will promptly, but in no event later than five Business Days after the Borrower obtains knowledge thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability to the Parent, the Borrower or any of the other Subsidiaries (whether individually or in the aggregate) in excess of the Threshold Amount, not fully covered by insurance, subject to normal deductibles (such notice does not have to be provided until such time that Borrower reasonably determines that such matter could reasonably be expected to result in liability in excess of the Threshold Amount).

(c)          The Borrower will, and will cause each of its subsidiaries to, provide copies of existing environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards where applicable upon reasonable request by the Administrative Agent and the Lenders in connection with any future Material Acquisitions of Oil and Gas Properties or other Properties.

Section 8.11.        Further Assurances.

(a)          The Parent and the Borrower shall, and shall cause each Loan Party and each of their respective subsidiaries, at the sole expense of the Borrower to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent and/or the Collateral Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower, the Parent and/or any of their respective subsidiaries, as the case may be, in the Loan Documents, including the Notes (and to deliver a Note to any Lender at its request), or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions or mistakes in this Agreement, the Security Instruments or any other Loan Document, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority of such Liens, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent and/or the Collateral Agent, in connection therewith. The Parent and the Borrower each hereby grant Administrative Agent and the Collateral Agent a special power of attorney to act in the name, place and stead of the Parent and the Borrower for the purpose of taking any and all actions requested by Administrative Agent and/or the Collateral Agent to be taken by the Parent and the Borrower and the other Loan Parties pursuant to this Section 8.11(a). The special power of attorney herein granted may be exercised any time after the expiration of 15 days after a request made by Administrative Agent or the Collateral Agent for an action under this Section 8.11(a) has not been taken or made; provided, however, so long as no Event of Default exists, if and for so long as Borrower, Parent or any other Loan Party is diligently pursuing such requested action the Administrative Agent and the Collateral Agent shall refrain from utilizing such power of attorney without the Parent’s and/or the Borrower’s written consent. The Parent and the Borrower recognize that such power of attorney is in favor of Administrative Agent and the Collateral Agent and is coupled with an interest under this Agreement and, thus, irrevocable as long as this Agreement is in force and effect. All Persons dealing with Administrative Agent or the Collateral Agent, or any officer thereof, or any substitute, shall be fully protected in treating the powers and authorities conferred by this Section as continuing in full force and effect until advised by Administrative Agent or the Collateral Agent, as applicable, of the occurrence of the expiration or termination of all of the Revolving Credit Commitments and the Aggregate Maximum Revolving Credit Amounts and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), the expiration or termination or collateralization (in a manner reasonably satisfactory to the applicable Issuing Bank) of all Letters of Credit.

(b)          The Parent and the Borrower and each other Loan Party hereby authorizes the Administrative Agent and the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including without limitation, copies of the order of the Bankruptcy Court or abstracts thereof confirming the Plan of Reorganization authorizing the continuation of the Prepetition Mortgages, relative to all or any part of the Mortgaged Property without the signature of the Parent, the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12.        Reserve Reports.

(a)          On or before March 1st and September 1st of each year, commencing September 1, 2019, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its subsidiaries as of the immediately preceding December 31 and June 30th. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers and shall use economic parameters (including but not limited to, hydrocarbon prices, escalation rates, discount rate assumptions, and other economic assumptions) acceptable to Administrative Agent. The June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower and shall use economic parameters (including but not limited to hydrocarbon prices, escalation rates, discount rate assumptions, and other economic assumptions) acceptable to Administrative Agent. In addition to the certification required by Section 8.12(c), the chief engineer of the Borrower shall certify that (x) such Reserve Report is true and accurate and is based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time, (y) there are no statements or conclusions in such Reserve Report which are based upon or include materially misleading information or fail to take into account material information known to the Borrower regarding the matters reported therein (it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower’s and its subsidiaries’ and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate) and (z) such Reserve Report has been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report (or the Initial Reserve Report, in the case of the December 31, 2019 Reserve Report).

(b)          In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify, in addition to the certification required by Section 8.12(c), that (x) such Reserve Report is true and accurate and is based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time, (y) there are no statements or conclusions in such Reserve Report that are based upon or include materially misleading information or fail to take into account material information known to the Borrower regarding the matters reported therein (it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate) and (z) such Reserve Report has been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report (or the Initial Reserve Report, in the case of the December 31, 2019 Reserve Report). For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)          With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer, substantially in the form of Exhibit G attached hereto (the “Reserve Report Certificate”), certifying that: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects and based on information that was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time and there are no statements or conclusions in the Reserve Report that are based upon or include materially misleading information or fail to take into account material information known to it regarding the matters reported therein (it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate), (ii) the Borrower and its subsidiaries own good and defensible title to their respective Proved Oil and Gas Properties evaluated in such Reserve Report and such Oil and Gas Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Material Gas Imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to the Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any of its subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Oil and Gas Properties have been Disposed of since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of the Oil and Gas Properties Disposed of by the Borrower and/or any of its subsidiaries, in such detail as reasonably required by the Administrative Agent, and (v) attached to the certificate is a list of all marketing agreements pursuant to which the Borrower and/or any of its subsidiaries receives gross consideration of at least 5.00% of the aggregate consideration received by the Borrower and its subsidiaries under all such agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report, and a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent compliance with Section 8.14(a).

Section 8.13.        Title Information.

(a)          On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12, and at such other times as Administrative Agent shall request, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties of the Borrower and its subsidiaries evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent in respect of Proved Oil and Gas Properties constituting Mortgaged Property, satisfactory title information on at least 95% of the PV-9 of the Proved Oil and Gas Properties evaluated by such Reserve Report.

(b)          If the Borrower is required to provide title information for additional Oil and Gas Properties under Section 8.13(a), the Borrower shall, within 60 days (or such later date as may be determined by the Administrative Agent) after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Oil and Gas Properties, take any or a combination of the following actions such that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 95% of the PV-9 of the Proved Oil and Gas Properties evaluated by such Reserve Report:

(i)          cure any such title defects or exceptions (including defects or exceptions as to priority) that are not Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) in respect of such Oil and Gas Properties,

(ii)         substitute acceptable Mortgaged Properties with no title defects or exceptions (other than title defects or exceptions that are Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition)) having an equivalent PV-9 and total value and/or (iii) deliver title information in respect of such Oil and Gas Properties in form and substance acceptable to the Administrative Agent.

(c)          So long as the Borrowing Base is greater than zero, if, at any time, the Borrower does not comply with the requirements of Section 8.13(a) or (b), such failure to comply shall, by itself, not constitute a Default, but instead the Administrative Agent and/or the Majority Revolving Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders: such Oil and Gas Properties shall not count towards the 95% requirement, and the Administrative Agent may send a notice to the Borrower and the Majority Revolving Lenders that (A) the then existing Borrowing Base and (B) each Revolving Credit Lender’s then existing Revolving Credit Commitment, shall be reduced to reflect the exclusion of such Oil and Gas Properties by an amount as determined by the Required Revolving Credit Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 95% of the PV-9 and total value Oil and Gas Properties remaining in the Borrowing Base. This new Borrowing Base shall become effective immediately after receipt of such notice.

(d)          In respect of any Midstream Assets not covered by the title information delivered in clauses (a) through (c) above, the Borrower shall, and shall cause each of its subsidiaries to, deliver to the Administrative Agent such information as the Administrative Agent shall deem reasonably necessary to verify the Loan Parties’ ownership of the easements, rights of way, fee-owned real estate and other real estate interests necessary to use, operate and maintain the Midstream Assets.

Section 8.14.        Additional Collateral and Additional Guarantors.

(a)          In connection with each redetermination of the Borrowing Base on or after the First Scheduled Borrowing Base Date, in connection with any Disposition effected pursuant to Section 9.14(i) or, if the Borrowing Base is zero, on March 30 and September 30 of each year, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 95% of the PV-9 of the Proved Oil and Gas Properties as evaluated in the Reserve Report (most recently delivered by the Borrower pursuant to Section 8.12 or the Initial Reserve Report, as applicable, after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that at any time the Mortgaged Properties do not represent at least 95% of the PV-9 of the Proved Oil and Gas Properties, then the Borrower shall, and shall cause its subsidiaries to, grant, within thirty (30) days (or such later date as may be determined by the Administrative Agent) of delivery of the certificate required under Section 8.12(c), to the Collateral Agent as security for the Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d), (f), and (i) of the definition thereof may exist, but shall be subject to the provisos at the end of such definition) on additional Oil and Gas Properties of the Loan Parties and which such Oil and Gas Properties are not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 95% of the PV-9 of the Proved Oil and Gas Properties. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements and other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any subsidiary of the Borrower places a Lien on its Oil and Gas Properties and such subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)          In the event that (i) the Parent, the Borrower or any of their respective subsidiaries creates, forms or acquires any wholly-owned subsidiary (other than an Excluded Subsidiary), or (ii) any wholly-owned subsidiary that is not a Guarantor guarantees any other Debt of the Parent, the Borrower or any of their respective subsidiaries, the Parent and/or the Borrower shall cause such subsidiary to guarantee the Obligations pursuant to the Guaranty Agreement within thirty (30) days (or such longer period of time as may be reasonably acceptable to the Administrative Agent) of the date of any such creation, formation, acquisition or guarantee. The Borrower, or the applicable Loan Party holding such Equity Interests, shall pledge all of the Equity Interests of such subsidiary pursuant to the Security Agreement (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof).

(c)           (i)          If the Borrower elects to provide additional Mortgaged Properties in lieu of making any mandatory prepayment pursuant to Section 3.04(c), then the Borrower shall, and shall cause its subsidiaries to, grant to the Collateral Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens (provided that Excepted Liens of the type described in clauses (a) to (d), (f), and (i) of the definition thereof may exist, but shall be subject to the provisos at the end of such definition)) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any subsidiary of the Borrower places such a Lien on its Oil and Gas Properties and, at such time, such subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(ii)         Borrower shall, and shall cause its subsidiaries to, grant to the Collateral Agent as security for the Obligations a first-priority lien and security interest (subject only to Excepted Liens (provided that Excepted Liens of the type described in clauses (a) to (d), (f), and (i) of the definition thereof may exist, but shall be subject to the provisos at the end of such definition)) on the Borrower’s and such subsidiary’s Midstream Assets which are not, at such time, subject to a fully perfected Lien on, and security interest in favor of the Collateral Agent. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any such subsidiary places such a Lien on its Midstream Assets and such subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b). In connection with the foregoing, whenever requested by the Administrative Agent, the Borrower shall, and shall cause its subsidiaries to, upon the request of the Administrative Agent, deliver opinions from legal counsel acceptable to the Administrative Agent, which opinions shall (a) confirm that such Midstream Assets are subject to Security Instruments securing the Obligations that constitute and create legal, valid and duly perfected Mortgage liens in such Midstream Assets and assignments of and security interests in the Hydrocarbons attributable to such Midstream Assets and the proceeds thereof, in each case subject only to Liens permitted by Section 9.03, and (b) cover such other matters as the Administrative Agent may reasonably request.

(d)          Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Loan Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided that (i) the applicable Loan Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (ii) the Borrower shall not, and shall not permit any of its subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens.

Section 8.15.        ERISA Compliance. At the reasonable request of the Administrative Agent, the Borrower will promptly furnish to the Administrative Agent (a)  after the filing thereof by a Loan Party with the United States Secretary of Labor, copies of each annual Form 5500 report with respect to each Pension Plan , and (b) immediately upon becoming aware of the occurrence of any ERISA Event that would result in a Material Adverse Effect or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code that would result in a Material Adverse Effect, in connection with any Pension Plan, a written notice signed by a Responsible Officer of the Borrower specifying the nature thereof, what action a Loan Party or ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii)  promptly following receipt by a Loan Party thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Pension Plan. With respect to each Pension Plan (other than a Multiemployer Plan), except as would not result in a Material Adverse Effect, the Loan Parties will, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to Sections 303, 304 and 306 of ERISA) applicable to the Loan Parties, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to Sections 4006 and 4007 of ERISA to be paid by the Loan Parties.

Section 8.16.         [Reserved].

Section 8.17.        Deposit Accounts; Commodities Accounts and Securities Accounts. The Borrower and each Guarantor will maintain one or more of the Revolving Credit Lenders or Affiliates of Revolving Credit Lenders as its principal depository bank(s), and will not have or maintain any Deposit Accounts with any banks that are not Revolving Credit Lenders or Affiliates of Revolving Credit Lenders (other than Excluded Accounts); provided that if any Revolving Credit Lender or Affiliate of a Revolving Credit Lender is such a depository bank for the Borrower or any Guarantor and such Revolving Credit Lender for any reason ceases to be a Revolving Credit Lender party to this Agreement, the Borrower or such Guarantor (as applicable) shall be deemed to have satisfied the foregoing requirement so long as the Borrower or such Guarantor transitions its Deposit Accounts to another Revolving Credit Lender or Affiliate of a Revolving Credit Lender within thirty (30) days (or such longer period of time as may be reasonably acceptable to the Administrative Agent) following such cessation. Subject to Section 8.20, the Borrower and each Guarantor will cause each of their respective Deposit Accounts, Commodities Accounts and Securities Accounts (in each case, other than Excluded Accounts) to at all times be subject to an Account Control Agreement in accordance with and to the extent required by the Security Agreement.

Section 8.18.         Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each other Loan Party and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such Loan Party to honor its obligations under each Loan Document and obligations with respect to Secured Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.18, or otherwise under this Agreement or any Loan Document or any Secured Swap Agreement, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.18 shall remain in full force and effect until the Final Discharge Date. The Borrower intends that this Section 8.18 constitute, and this Section 8.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.19.         [Reserved].

Section 8.20.         Post-Effective Date Covenants. Within 30 days after the Effective Date (or such later date as may be determined by the Administrative Agent in its sole discretion), the Borrower shall have (i) executed new deposit account control agreements in form and substance sufficient to ensure the continuing perfection of the Collateral Agent’s first priority Lien on and security interest in all Deposit Accounts of the Loan Parties (other than Excluded Accounts) in accordance with the terms of this Agreement and the other Loan Documents and (ii) delivered certificates of insurance coverage of the Parent and the Borrower evidencing that the Parent and the Borrower are carrying insurance in compliance with the requirements in Section 8.07 and such certificate shall otherwise comply with the requirements of Section 8.07.

ARTICLE IX
NEGATIVE COVENANTS

Until the Final Discharge Date, each of the Borrower and the Parent covenants and agrees with the Lenders that:

Section 9.01.        Financial Covenants.

(a)          Consolidated First-Out Leverage Ratio. Prior to the Zero Exposure Effective Date, each of the Parent and the Borrower will not, as of the last day of any fiscal quarter of the Parent, commencing with the third full fiscal quarter ending after the Effective Date, permit the Consolidated First-Out Leverage Ratio to be greater than 2.50:1.00.

(b)          Consolidated Current Ratio. Prior to the Zero Exposure Effective Date, each of the Parent and the Borrower will not, as of the last day of any fiscal quarter of the Parent, commencing with the last day of the first full fiscal quarter ending after the Effective Date, permit the ratio of (i) Consolidated Current Assets to (ii) Consolidated Current Liabilities to be less than 1.0 to 1.0. This ratio shall be computed for the Parent, the Borrower and the other Subsidiaries on a consolidated basis.

Section 9.02.        Debt. Each of the Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, incur, create, assume or suffer to exist any Debt, except:

(a)          the Obligations and any guaranty of or suretyship arrangement in respect thereof;

(b)          Debt arising under Capital Leases and Debt incurred in connection with purchase money indebtedness (i) existing as of the Effective Date and reflected on Schedule 9.02(b) and (ii) otherwise not to exceed $10,000,000 in the aggregate at any one time outstanding;

(c)           Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements, in each case, incurred in the ordinary course of business in connection with the operation of the Oil and Gas Properties;

(d)          unsecured intercompany Debt between or among Loan Parties (other than the Parent) to the extent permitted by Section 9.07(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party (other than the Parent);

(e)          endorsements of negotiable instruments for collection in the ordinary course of business;

(f)           Debt under Swap Agreements which are expressly permitted by the terms of Section 9.20; provided (i) such Debt shall not be secured, other than such Debt owing to Secured Swap Providers that are secured under the Loan Documents, (ii) such Debt shall not obligate Parent or any of its Subsidiaries to any margin call requirements, including any requirement to post cash collateral, property collateral or a letter of credit, and (iii) the deferred premium payments associated with such Swap Agreements shall be limited to the deferred premium payments for put option contracts which are secured pursuant to Liens arising under the Loan Documents; provided that, the outstanding amount of such deferred premium payments shall not exceed $10,000,000;

(g)          Debt arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(h)          Debt of the Parent, the Borrower or any other Loan Party incurred in respect of the Term Loan B Facility, subject to the terms of the Collateral Agency Agreement, up to an aggregate principal amount not to exceed $285,000,000 plus any increase thereto as a result of any interest owing their under being capitalized and added to the principal amount of such Debt for a maximum of two quarters’ worth of interest so capitalized at any time, and any Debt that refinances, refunds, replaces or Redeems the Term Loan B Facility in its entirety (such refinancing, refunding, replacement or Redeeming Debt and any such subsequent refinancing, refunding, replacement or Redeeming Debt in respect thereof, the “Refinancing Debt”) and, in each case, any subsequent Refinancing Debt; provided that:

(i)          such Debt shall not provide for any amortization of principal or any scheduled or mandatory prepayments or Redemptions on any date prior to 180 days after the Maturity Date (other than any change of control, casualty or condemnation event prepayments or customary acceleration rights after an event of default);

(ii)         such Debt shall not mature earlier than 180 days after the Maturity Date;

(iii)        such Debt (and the documents governing such Debt) shall (A) contain no financial covenant that is more restrictive or onerous with respect to the Loan Parties than the financial covenants in the Term Loan B Facility, and (B) not contain covenants and events of default that are, taken as a whole, more restrictive or onerous with respect to the Loan Parties than those contained in the Term Loan B Facility on the Effective Date;

(iv)         the documentation governing such Debt shall not contain any restriction on the ability of the Borrower or any Loan Party to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents other than provisions that are no more onerous than those set forth in the Term Loan B Facility or the Collateral Agency Agreement, in each case on the Effective Date;

(v)          after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Event of Default or Borrowing Base Deficiency shall exist;

(vi)         after giving effect to the incurrence of such Debt, the Borrower is in pro forma compliance with the covenants set forth in Section 9.01;

(vii)        the principal amount of such Debt does not exceed the principal amount of the Debt being refinanced, refunded, replaced or otherwise Redeemed except by an amount equal to reasonable unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement;

(viii)      the average life to maturity of such Refinancing Debt is greater than or equal to that of the Debt being refinanced;

(ix)          no Refinancing Debt shall have different obligors, or greater guarantees or security, than the Debt being refinanced;

(x)           such Debt does not prohibit the prior repayment of the Loans; and

(xi)          the Refinancing Debt may be secured by the Collateral, subject to the terms of the Collateral Agency Agreement;

(i)           Debt up to an aggregate principal amount not to exceed $25,000,000 at any one time; provided that the debt permitted under this Section 9.02(i) may only be incurred after the occurrence of the Zero Exposure Effective Date; and

(j)           Debt not otherwise permitted by the foregoing clauses of this Section 9.02 up to an aggregate principal amount not to exceed $10,000,000 at any one time.

Section 9.03.        Liens. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)           Liens securing the Obligations;

(b)           Excepted Liens;

(c)           Liens on Property of the Loan Parties arising in connection with Debt permitted by Section 9.02(b) (and any refinancings thereof which do not increase the principal amount thereof); provided that (i) the principal amount of the Debt secured by a purchased asset shall not exceed one hundred percent (100%) of the purchase price of such asset, (ii) such Liens shall not extend to or encumber any other Property of the Loan Parties or any of their respective subsidiaries, and (iii) such Liens shall attach to such purchased, constructed or improved asset within 180 days after such acquisition or the completion of such construction or improvement (or substantially contemporaneously with refinancings of such Debt which do not increase the principal amount thereof);

(d)          Liens securing Debt incurred pursuant to Section 9.02(h) to the extent subject to the Collateral Agency Agreement;

(e)          Liens securing Capital Leases permitted by Section 9.02(b) but only on the Property subject to such Capital Lease;

(f)           Liens on Property of the Parent, the Borrower and the other Subsidiaries existing on the date hereof and set forth on Schedule 9.03; provided that such Liens shall secure only those obligations which they secure on the date hereof;

(g)          Liens securing Debt incurred pursuant to Section 9.02(i) to the extent subject to the Collateral Agency Agreement; and

(h)          Liens not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(g) shall not exceed $5,000,000 at any time.

Section 9.04.        Redemption of Term Loans. Neither the Parent nor the Borrower will, nor will they permit any of their respective subsidiaries to, call, make or offer to make any optional or voluntary Redemption of, or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Term Loans prior to the expiration or termination of all Revolving Credit Commitments of the Revolving Credit Lenders, the payment in full of the principal of, and interest on, each Revolving Loan and all fees and other Obligations payable hereunder and under the other Loan Documents in respect of the Revolving Loans and the Revolving Credit Commitments (other than contingent indemnity obligations for which no claim has been made) and the expiration or termination of all Letters of Credit and the reimbursement by the Borrower of all LC Disbursements other than as expressly required by the terms of Section 3.04(e) of this Agreement.

Section 9.05.        Redemption of Term Loan B Debt; Amendment of Term Loan B Documents. Neither the Parent nor the Borrower will, and will not permit any of their respective subsidiaries to:

(i)          other than in connection with the incurrence of Refinancing Debt, call, make or offer to make any optional or voluntary Redemption of or otherwise Redeem (whether in whole or in part) the Term Loan B Loans and any Refinancing Debt thereof;

(ii)         other than in connection with the incurrence of Refinancing Debt, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Term Loan B Loans or the Term Loan B Facility (and any Refinancing Debt thereof) if (A) the effect thereof would be to shorten the maturity thereof or shorten the average life or shorten any period for payment of interest thereon, (B) the effect thereof would be to increase the amount of any payment of principal thereof or increase the rate or add call or prepayment premiums, (C) such action requires the payment of a consent fee (howsoever described), (D) such action adds additional Property as collateral to secure the Term Loan B Loans (and any Refinancing Debt thereof) unless the Loan Parties comply with Section 8.14 or (E) such action adds any covenants or defaults without this Agreement being contemporaneously amended to add substantially similar covenants or defaults, provided that the foregoing shall not prohibit the execution of supplemental agreements to add guarantors if required by the terms thereof, provided that any such guarantor also guarantees the Obligations pursuant to the Guaranty Agreement and each of the Borrower and such guarantor otherwise complies with the requirements of Section 8.14 in respect of such guarantor; or

(iii)        designate any Debt (other than the Obligations) as “senior indebtedness”, “first-out obligations” or give any such other Debt (other than the Obligations) any other similar designation.

Section 9.06.       Dividends and Distributions. Neither the Parent nor the Borrower will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders (or equivalent holders of their respective Equity Interests) or make any distribution of its Property to its Equity Interest holders, except:

(a)          the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b)          the Borrower’s wholly-owned subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and the Borrower may make Restricted Payments to the Parent; and

(c)          the Borrower may make cash Restricted Payments to the Parent for the purpose of permitting the Parent to pay federal, state and local income Taxes, franchise Taxes, and similar Taxes to the extent attributable to the operations, business or assets of the Borrower and its subsidiaries; provided that the amount of payments pursuant to this clause (c) at any time shall not exceed the Tax liabilities that would have been imposed on the Parent with respect to the operations, business and assets of the Borrower and its subsidiaries considered as a stand-alone group for the applicable period.

Section 9.07.       Investments, Loans and Advances. Neither the Parent nor the Borrower shall, nor will they permit any of their respective subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments as of the Effective Date which are described on Schedule 9.07;

(b)          Investments in the form of accounts receivable of the Borrower and its subsidiaries arising in the ordinary course of business;

(c)          Investments in the form of direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)          Investments in the form of commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(e)          Investments in the form of deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f)            Investments in the form of deposits in money market funds investing exclusively in Investments described in Section 9.07(c), Section 9.07(d) or Section 9.07(e);

(g)           Investments (i) made by the Borrower in, or to, the Guarantors (other than the Parent), (ii) made by any Subsidiary in, or to, the Borrower or any Guarantor (other than Parent), (iii) made by the Borrower or any Subsidiary in or to all other Domestic Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed $5,000,000, (iv) made by the Parent in any other Loan Party and (v) made by any subsidiary of the Borrower that is not a Guarantor in, or to, any other subsidiary of the Borrower that is not a Guarantor;

(h)           Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a subsidiary of the Borrower with any third-party Person in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, treatment and storage, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms, (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, $5,000,000 (which amount shall be calculated giving effect to any amounts received in return for such investment, including the amount of capital returned, distributions paid or principal repaid), (iv) Borrower shall promptly deliver to Collateral Agent such equity certificates and other powers, documents and instruments as Administrative Agent shall reasonably require to perfect the Collateral Agent’s Liens in the Equity Interests of each such venture under the Security Instruments, and Borrower shall not permit the organizational documents of any such venture to restrict the transfer of such pledged Equity Interests and (v) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would exist after giving effect to such Investment;

(i)            [Reserved];

(j)            subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, provided that (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to any such Investment, with the financial covenants set forth in Section 9.01 recomputed as at the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available, and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(k)           Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.07 owing to the Borrower or any subsidiary of the Borrower as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice of any such Investments received by any Loan Party;

(l)            Investments arising from the endorsement of financial instruments in the ordinary course of business;

(m)          Investments by any Loan Party consisting of guarantees of Debt permitted by Section 9.02;

(n)          Investments constituting Restricted Payments permitted by Section 9.06 or Dispositions permitted by Section 9.14 (other than Section 9.14(f)); and

(o)          other Investments not to exceed $1,000,000 (valued at the time such Investment is made, without giving effect to any write downs, write offs or appreciation with respect to such Investment) in the aggregate at any time.

Section 9.08.         Nature of Business; No International Operations. Neither the Parent nor the Borrower shall, nor will they permit any of their respective subsidiaries to, allow any material change to be made in the character of its business as conducted by it on the Effective Date and business activities reasonably incidental thereto as an independent oil and gas exploration and production company with operations in the continental United States. From and after the Effective Date, neither the Parent nor the Borrower will acquire, nor will they permit their respective subsidiaries to acquire, or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States. The Parent and the Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

Section 9.09.        Limitation on Leases. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the other Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed (a) from the Effective Date through and until December 31, 2020, $7,500,000, and (b) for any period thereafter, $5,000,000, in each case, in any period of twelve consecutive calendar months during the life of such leases.

Section 9.10.         Proceeds of Loans.

(a)          The Parent and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Parent nor the Borrower nor any Person acting on behalf of the Parent and/or the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

(b)          The Borrower will not request any Borrowing, and the Parent and the Borrower shall not use, and shall cause that their respective subsidiaries and shall use best efforts to cause its or their respective directors, officers, employees and agents not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.11.        ERISA Compliance. The Loan Parties will not at any time, except as would not result in a Material Adverse Effect:

(a)          engage in, any transaction in connection with which any Loan Party could reasonably expect to be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code in each case with respect to a Pension Plan;

(b)          fail to make full payment when due of all amounts which, under the provisions of any Pension Plan, or applicable law, the Loan Parties are required to pay as contributions thereto; or

(c)           permit an ERISA Event to occur.

Section 9.12.        Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any of its subsidiaries out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent and the Borrower will not, and will not permit any of its subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.13.        Mergers, Divisions, Etc. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, divide, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with the Parent, the Borrower or any of their respective subsidiaries, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Parent’s, the Borrower or any of their respective subsidiaries’ Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that (a) any subsidiary of the Borrower that is not a Guarantor may merge with, or may be consolidated into, any Guarantor (other than the Parent), the Borrower (provided that the Borrower shall be the continuing or surviving entity) and any other subsidiary of the Borrower that is not a Guarantor and (b) any subsidiary of the Borrower may liquidate or dissolve so long as all of its assets (if any) are distributed prior to such liquidation or dissolution to the Borrower or any of other subsidiary of the Borrower that is a Guarantor.

Section 9.14.        Dispositions; Liquidation of Swap Agreements. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, Dispose of any Property or Liquidate any Swap Agreement except for:

(a)          Dispositions by the Borrower and any Subsidiary of Hydrocarbons in the ordinary course of business;

(b)          Dispositions by the Borrower and any Subsidiary in the form of farmouts of undeveloped acreage and assignments in connection with such farmouts and reassignments of acreage pursuant to farmout agreements entered into in the ordinary course of business on customary industry terms; provided that no such farmout or assignment shall be permitted under this Section 9.14(b) (x) if the respective Loan Party counterparty or counterparties is/are required to make an upfront commitment of cash payments or (y) to the extent any such farmout or assignment pertains to Oil and Gas Properties with an aggregate fair market value (as determined by reference to the most-recently delivered Reserve Report delivered to the Administrative Agent), for all such farmouts and assignments, in excess of $15,000,000;

(c)          Dispositions by the Borrower and any of its subsidiaries of equipment that is no longer necessary for the business of the Borrower or such subsidiary or is replaced by equipment of at least comparable value and use;

(d)          Dispositions in the form of exchanges of any Oil and Gas Properties by the Borrower or any of its subsidiaries for other Oil and Gas Properties of the Borrower and/or any such subsidiary in an aggregate for all such Dispositions not to exceed 5,000 acres; provided that (A) such exchange of acreage is for Oil and Gas Property located in the United States, (B) 100% of the consideration received in respect of such Disposition shall be cash and/or other Oil and Gas Properties, (C) the consideration received by the Borrower and/or such subsidiary in connection with such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property exchanged by the Borrower and/or such subsidiary subject of such Sale (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing), (D) if such Disposition by way of exchange involves Oil and Gas Property with Proved Reserves, (i) such Disposition by way of exchange shall be subject to the terms of this Agreement, including, without limitation, Section 2.07(e) and Section 3.04(c) and the Loan Parties shall comply with all such terms in connection with any such Disposition and (ii) both before and after giving effect to any such Disposition, Liquidity is not less than $25,000,000, or, if before giving effect to any such Disposition, Liquidity is less than $25,000,000, Liquidity is not reduced as a result of such Disposition and (E) no Default or Borrowing Base Deficiency exists or results from such Disposition;

(e)           Casualty Events;

(f)           Dispositions constituting Restricted Payments permitted by Section 9.06 or Investments permitted by Section 9.07 (other than Section 9.07(n));

(g)          Dispositions of Property (other than Oil and Gas Properties) not otherwise regulated by this Section 9.14 having a fair market value (determined at the time of the consummation of such Disposition) not to exceed $10,000,000 in the aggregate for all such Dispositions, provided that any such Disposition (and the application or use of the Net Proceeds thereof) shall otherwise comply with the terms and provisions of this Agreement;

(h)          the Disposition of Property between or among Loan Parties (other than the Parent), subject to compliance with Section 8.14; and

(i)           the Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein (including any Equity Interest in any Loan Party that owns Oil and Gas Property) and the Liquidation of any Swap Agreement in respect of commodities; provided that:

(i)          no Default or Borrowing Base Deficiency exists or results from such Disposition or Liquidation,

(ii)         100% of the consideration received in respect of such sale or other disposition of any such Oil and Gas Property (or such Equity Interest) shall be cash,

(iii)        other than in respect of Casualty Events, the consideration received in respect of a Disposition of such Oil and Gas Property or interest therein (or such Equity Interest) shall be equal to or greater than the fair market value of such Oil and Gas Property or interest therein (or such Equity Interest) subject of such Disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing),

(iv)         if any such Disposition is of Equity Interests of a Subsidiary, such Disposition shall include all the Equity Interests of such Subsidiary,

(v)          the Borrowing Base shall be adjusted in accordance with the terms of Section 2.07(e), and the Borrower shall make any required corresponding prepayment under Section 3.04(c)(iii), and

(vi)         if any such Disposition would cause the aggregate future hedged volumes under all Swap Agreements in respect of commodities then in effect (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) to exceed 85% of the reasonably anticipated production from the Oil and Gas Properties of the Credit Parties determined on a pro forma basis after giving effect to such Disposition in any future calendar quarter for any of crude oil, natural gas, or natural gas liquids, calculated separately, then the Borrower shall novate from the applicable Loan Party to the purchaser, terminate or otherwise unwind or monetize existing Swap Agreements such that, within five (5) Business Days after the consummation of the applicable Disposition (or such later date as agreed to by the Administrative Agent), future hedging volumes will not exceed 85% of such reasonably anticipated projected production for the then-current and any succeeding calendar quarters from the remaining Oil and Gas Properties of the Loan Parties and contemporaneously pay or otherwise satisfy all Swap Obligations owing as a result of any such novations, unwinds and/or monetizations, including the payment of any “close-out” amounts in connection therewith.

Notwithstanding anything to the contrary in the foregoing, the Borrower agrees that it shall, in connection with any Disposition (whether in a single transaction or series of transactions) of Oil and Gas Properties by any of the Parent, the Borrower and/or any of their respective subsidiaries having an aggregate fair market value in excess of $1,000,000 (determined at the time of the consummation of such Disposition), deliver, prior to the consummation thereof, a certificate of a Responsible Officer of the Borrower certifying that such Disposition complies with this Section 9.14.

Section 9.15.        Environmental Matters. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, cause or permit any of their respective Properties to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial Work could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause its subsidiaries to, use commercially reasonable efforts to cause the operator of Properties that the Borrower or any subsidiary does not operate to comply with the terms and provisions of this Section 9.15.

Section 9.16.        Transactions with Affiliates. The Borrower shall not, and shall not permit any of its subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower’s subsidiaries that are Guarantors) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, however, the foregoing provisions of this Section 9.16 shall not apply to: (a) transactions solely among the Loan Parties and (b) Restricted Payments permitted hereunder.

Section 9.17.         Subsidiaries. Neither the Parent nor the Borrower shall, and they shall not permit any of their respective subsidiaries to, create or acquire any subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and the Borrower, any other applicable subsidiary and such subsidiary comply with Section 8.14(b). The Parent and the Borrower shall not, and shall not permit any of their respective subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.14. Neither the Parent nor the Borrower nor any of their respective subsidiaries shall have any Foreign Subsidiaries or Excluded Subsidiaries. The Borrower will not permit any Person other than the Borrower or another of its subsidiaries to own, or hold, any Equity Interests in any other of its subsidiaries; provided that only the Borrower or another of its subsidiary Guarantors may own, or hold, any Equity Interests in any other of the Borrower’s subsidiary Guarantors.

Section 9.18.         Negative Pledge Agreements; Dividend Restrictions. The Parent and the Borrower will not, and will not permit any of their respective subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.03(b)) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent, the Collateral Agent and the Secured Parties or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor (other than the Parent), or which requires the consent of or notice to other Persons in connection therewith.

Section 9.19.         Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any of its subsidiaries to, (a) incur, become or remain liable for, any Material Gas Imbalance, or (b) allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any such subsidiary that would require the Borrower or such subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed two (2) bcfe of gas (on an mcf equivalent basis) in the aggregate.

Section 9.20.         Swap Agreements. Neither the Parent nor the Borrower will, nor will they permit any of their respective subsidiaries to, enter into any Swap Agreements with any Person other than:

(a)           subject to clause (b) of this Section 9.20, Swap Agreements with an Approved Counterparty or Secured Swap Provider in respect of commodities entered into not for speculative purposes, the notional volumes of which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps) do not exceed, as of the date such Swap Agreement is entered into (and for each month during the period during which such Swap Agreement is in effect), 85% of the reasonably anticipated production from Person’s Oil and Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil, natural gas and natural gas liquids, calculated separately; provided, however, that such Swap Agreements shall not, in any case, have a tenor of longer than 60 months. It is understood that Swap Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(b)           Swap Agreements in respect of interest rates with an Approved Counterparty or Secured Swap Provider for the sole purpose and effect of fixing interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds 100% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest rate swap contracts to declining principal balances, and (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Parent, the Borrower or any of their respective subsidiaries to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under any such Swap Agreement or to cover market exposures. Should there be a breach of this Section 9.20(b), the Parent, the Borrower or such subsidiary, as applicable, shall promptly unwind, modify, assign or terminate any Swap Agreement as is necessary to cure such breach; provided that nothing contained herein shall be construed to modify or limit the terms of Section 10.01(d).

(c)           If, after the end of any calendar quarter, commencing with calendar quarter ending September 30, 2019, the Borrower determines that the aggregate weighted average of the notional volumes of all Swap Agreements in respect of commodities for each calendar quarter (other than basis differential swaps) exceeded 100% of actual production of Hydrocarbons in such calendar quarter for any of crude oil, natural gas, or natural gas liquids, calculated separately, then the Borrower (i) shall promptly notify the Administrative Agent of such determination and (ii) shall, within 30 days of such determination, terminate (only to the extent such terminations are permitted pursuant to Section 9.14), create off-setting positions or otherwise unwind or monetize (only to the extent such unwinds or monetizations are permitted pursuant to Section 9.14) existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the ten current and any succeeding calendar quarters.

Section 9.21.         Marketing Activities. The Borrower will not, and will not permit any of its subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its subsidiaries that the Borrower or one of its subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business, and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.22.         Holding Company. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Parent shall not engage in any operating or business activities or other transaction other than its direct ownership of the Equity Interests of the Borrower and shall not directly hold Equity Interests of any Subsidiary except the Borrower; provided that the following shall be permitted activities of the Parent: (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Loan Documents, (iii) payment of Taxes, (iv) conduct of financial audits as provided hereunder, (v) providing indemnification to officers, managers and directors, (vi) making Restricted Payments to holders of its Equity Interests to the extent permitted by Section 9.06, (vii) the issuance and incurrence of Debt to the extent permitted by clauses (g), (h) or (j) of Section 9.02, (viii) the issuance of Equity Interests pursuant to the Transactions or a public offering or (ix) any other activities incidental or reasonably to the foregoing.

Section 9.23.         Changes in Fiscal Year and Amendments to Organizational Documents. Neither the Parent nor the Borrower shall, and they shall not permit any of their respective subsidiaries to, (a) have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters or (b) amend its bylaws, limited liability company agreement, certificates of formation or other organizational documents in any manner that is, in the case of this clause (b), materially adverse to the interests of the Lenders.

Section 9.24.         Non-Qualified ECP Guarantors. The Borrower shall not permit any Loan Party that is not a Qualified ECP Guarantor to own, at any time, any Proved Oil and Gas Properties or any Equity Interests in any subsidiaries of the Borrower.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01.       Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable (other than LC Disbursements which are repaid through an ABR Borrowing as permitted by Section 2.8(e) hereof), whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)          the Parent, the Borrower or any other Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a), Section 8.03 (solely with respect to Parent and the Borrower), Section 8.13, Section 8.14, Section 8.19 or in Article IX;

(e)          the Parent, the Borrower or any other Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of any of the Loan Parties otherwise becoming aware of such failure to observe or perform;

(f)          the Parent, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt when and as the same shall become due and payable (after the expiration of any applicable period of grace and/or notice and cure period set forth in the definitive documentation governing such Material Debt);

(g)          any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Parent, the Borrower or any other Subsidiary to make an offer in respect thereof;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any other Subsidiary, or any of their respective debts, or of a substantial part of any of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any other Subsidiary, or for a substantial part of any of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Parent, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any other Subsidiary, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           the Parent, the Borrower or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)          with respect to the Parent, the Borrower or any other Subsidiary: (i) one or more final judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Parent, the Borrower, any other Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any other Subsidiary to enforce any such judgment;

(l)          the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent, the Borrower or any other Subsidiary party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent, the Borrower or any other Subsidiary or any of their Affiliates shall so state in writing;

(m)         an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any of the Loan Parties in an aggregate amount exceeding $10,000,000 in any year;

(n)          there occurs under any Swap Agreement an early Termination Date (as defined in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement to which the Borrower or any other Subsidiary is the Defaulting Party (as defined in such Swap Agreement), or (ii) any Termination Event (as so defined) under such Swap Agreement as to which the Borrower or any other Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such other Subsidiary as a result thereof exceeds $10,000,000; or

(o)          a Change in Control shall occur;

(p)          the Collateral Agency Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Parent, the Borrower or any other party thereto or holder of the Debt subordinated thereby or shall be repudiated by any of them, or any payment is made by the Parent, the Borrower or any other Loan Party in violation of the terms of the Collateral Agency Agreement; or

(q)          after the Zero Exposure Effective Date, one or more Swap Triggering Events shall occur and be continuing with respect to Secured Swap Agreements and the Swap Termination Value owed (and unpaid or unsatisfied) by the Borrower or such other Subsidiary in connection therewith shall, for a period of at least five (5) Business Days, exceed the lesser of (i) $5,000,000 and (ii) 50% of the aggregate Swap Termination Value at such time.

Section 10.02.       Remedies. In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers), shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Maximum Revolving Credit Amounts and the total Revolving Credit Commitments, and thereupon the Maximum Revolving Credit Amounts and the Revolving Credit Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure, as provided in Section 2.08(j), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Aggregate Maximum Revolving Credit Amounts and the total Revolving Credit Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j) shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor. Administrative Agent, as a matter of right and without regard to the sufficiency of the Collateral, and without any showing of insolvency, fraud or mismanagement on the part of any Loan Party, and without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, shall be entitled to, and Borrower agrees not to contest, and not to permit any other Loan Party to contest, the appointment of a receiver or receivers of the Mortgaged Property, or any part thereof, and of the income, rents, issues and profits thereof. Notwithstanding the foregoing, in the case of an Event of Default occurring on or after the Zero Exposure Effective Date, at any time thereafter during the continuance of such Event of Default, the Administrative Agent and Collateral Agent may, or (x) at the direction of any Notifying Swap Provider under a Swap Notice of Triggering Event and (y) with the approval of the Majority Swap Providers, shall, by notice to the Borrower and each Secured Swap Provider, enforce all rights and commence any or all remedies available to it under this Agreement, any other Loan Document, any Secured Swap Agreement, or at law and in equity with respect to the Borrower and any applicable Guarantor for which a Swap Triggering Event has occurred; provided that any exercise of remedies in respect of the Collateral shall be subject to the provisions of the Collateral Agency Agreement.

(a)           In the case of the occurrence of an Event of Default, the Administrative Agent, the Collateral Agent and the Lenders will have all other rights and remedies available at law and equity.

(b)          Subject to the Collateral Agency Agreement, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

First, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Issuing Bank and to the Lenders;

Third, pro rata to payment of accrued interest on the Revolving Loans;

Fourth, pro rata to payment of principal outstanding on the Revolving Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, Debt referred to in clause (b) of the definition of Obligations owing to Secured Swap Providers, as cash collateral to be held by the Collateral Agent to secure the remaining LC Exposure and to payment of Obligations owed to any Treasury Management Bank under any Secured Treasury Management Agreement;

Fifth, pro rata to payment of accrued interest on the Term Loans;

Sixth, pro rata to payment of principal outstanding on the Term Loans;

Seventh, pro rata to any other unpaid Obligations; and

Eighth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Subject to Sections 2.08, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Swap Agreements and Secured Treasury Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Swap Provider or Treasury Management Bank, as the case may be. Each Secured Swap Provider and Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XI
THE AGENTS

Section 11.01.      Appointment; Powers.

(a)          Each of the Lenders and the Issuing Bank hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein and in any other Loan Document with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Secured Swap Provider and/or Treasury Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender (in such capacities) and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 11.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.02.       Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03.      Exculpatory Provisions.

(a)          Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.12; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c)          Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or sufficiency of any of the Collateral, (vi) the financial or other condition of the Parent, the Borrower or any other Loan Party or any of their respective Subsidiaries, or (vii) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent.

Section 11.04.      Reliance by Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent or the Collateral Agent, as applicable, shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05.      Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent and the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06.      Resignation of Administrative Agent and/or Issuing Bank.

(a)          The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) and shall have accepted such appointment within 30 days after the retiring Administrative Agent or the retiring Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or the retiring Collateral Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent or successor Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or the retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) appoint a successor Administrative Agent or successor Collateral Agent, as applicable, as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent or retiring Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

(b)          Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit, including, without limitation, any Letter of Credit with an auto-extend feature (for the avoidance of doubt, the retiring Issuing Bank is authorized to notify any and each beneficiary of each Letter of Credit (in accordance with the terms of such Letter of Credit) that any such Letter of Credit will not be renewed, extended or increased, automatically or otherwise). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank and shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(c)          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank.

Section 11.07.      Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08.      No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners listed on the cover page of this Agreement or Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder. No Bookrunner listed on the cover page of this Agreement or Arranger shall have or be deemed to have any fiduciary relationship with any Lender.

Section 11.09.      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or any of their respective subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent under Sections 3.05 and 12.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent or the Collateral Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, the Collateral Agent and their respective agents and counsel, and any other amounts due the Administrative Agent and the Collateral Agent under Section 12.03.

Section 11.10.       Collateral and Guaranty Matters.

(a)           Each of Lenders and the other Secured Parties (including each Lender in its capacity as a potential Secured Swap Provider and/or Treasury Management Bank), and the Issuing Bank, irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i)          to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) on the Final Discharge Date, (y) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (z) subject to Section 12.02, if approved, authorized or ratified in writing by the Required Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers);

(ii)         to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.03; and

(iii)        to release any Guarantor (other than the Parent) from its obligations under the Guaranty Agreement if such Person ceases to be a subsidiary of the Borrower or such Person is or becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted under the Loan Documents.

Upon request by the Collateral Agent at any time, the requisite Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Article XI. In each case as specified in this Section 11.10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(b)          Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)           Each of the Lenders hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Collateral Agency Agreement on the Effective Date, and agrees to be bound by all of the terms and provisions of the Collateral Agency Agreement.

Section 11.11.      Secured Swap Agreements and Secured Treasury Management Agreements. No Secured Swap Provider or Treasury Management Bank that obtains the benefits of Section 10.02, any Guaranty Agreement or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Agreements and/or Secured Treasury Management Agreements unless the Administrative Agent and the Collateral Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent and the Collateral Agent may request, from the applicable Secured Swap Provider or Treasury Management Bank, as the case may be.

Section 11.12.      Action by Administrative Agent and Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) and in all cases the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent or the Collateral Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent and the Collateral Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.12, provided that, unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent or the Collateral Agent be required to take any action which exposes the Administrative Agent or the Collateral Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers), and otherwise neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

ARTICLE XII
MISCELLANEOUS

Section 12.01.      Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)	if to the Borrower or any other Loan Party, to it at

5847 San Felipe, Suite 3000
Houston, Texas 77057-3399
Attn: Mr. Ryan Midgett
Facsimile No: 832-327-2260
Telephone: 832 -377-2203
Electronic Mail Address: rmidgett@vnrenergy.com
Website Address (for Section 8.02 purposes): www.vnrenergy.com

(ii)	if to the Administrative Agent, to it at

Citibank, N.A.
811 Main Street, Suite 4000
Houston, TX 77002
Attention: Mr. Phil Ballard
Facsimile No: 281-271-8970
Telephone: 713-821-4789
Electronic Mail Address: phil.ballard@citi.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX, 77002
Attention: Mr. Trevor Wommack
Facsimile No: 713-546-5401
Telephone: 713-546-7425
Electronic Mail Address: trevor.wommack@lw.com

(iii)	if to the Collateral Agent, to it at

Citibank, N.A.
811 Main Street, Suite 4000
Houston, TX 77002
Attention: Mr. Phil Ballard
Facsimile No: 281-271-8970
Telephone: 713-821-4789
Electronic Mail Address: phil.ballard@citi.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX, 77002
Attention: Mr. Trevor Wommack
Facsimile No: 713-546-5401
Telephone: 713-546-7425
Electronic Mail Address: trevor.wommack@lw.com

(iv)	if to the Issuing Bank, to it at

Citibank, N.A.
811 Main Street, Suite 4000
Houston, TX 77002
Attention: Mario Duran
Facsimile No: 281-407-3570
Telephone: 713-821-4772
Electronic Mail Address: mario.duran@citi.com

(v)          if to any other Lender, to it at its address (or fax number), or electronic mail address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d)          Platform.

(i)          Each Loan Party agrees that the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)         The Platform is provided “as is” and “as available.” Neither the Administrative Agent nor any of its Related Parties (collectively, the “Agent Parties”) make any warranty in respect of the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to the Borrower or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or any Agent Party’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Parent, the Borrower or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications, including through the Platform.

(iii)        Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, any of the other Loan Parties, or Parent, or their securities for purposes of United States Federal or state securities laws.

Section 12.02.      Waivers; Amendments.

(a)          No failure on the part of the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, no Borrowing shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 10.02 for the benefit of all of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 4.01), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.01, any Lender may, with the consent of the Required Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers), enforce any rights and remedies available to it and as authorized by the Required Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers).

(b)          Neither this Agreement nor any provision hereof, nor any Security Instrument nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers) or by the Borrower and the Administrative Agent with the consent of the Majority Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers); provided that no such agreement shall (i) increase the Revolving Credit Commitments or the Maximum Revolving Credit Amount of any Revolving Credit Lender without the written consent of such Revolving Credit Lender, (ii) increase the principal amount of any Term Lender’s Term Loan without the written consent of such Term Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; provided that the imposition of the default rate of interest under Section 3.02(c) may be waived by the Majority Lenders (or, from and after the Zero Exposure Effective Date, the Majority Swap Providers), (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date or the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 8.14, Section 10.02(b) or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than any Defaulting Lender) (or, from and after the Zero Exposure Effective Date, each Secured Swap Provider), (vii) release all or substantially all of the aggregate value of the Guaranty Agreement (except as set forth in Section 11.10 or in the Guaranty Agreement) or release all or substantially all of the Collateral or the Mortgaged Properties, without the written consent of each Lender (other than any Defaulting Lender) and the Majority Swap Providers (or, from and after the Zero Exposure Effective Date, each Secured Swap Provider), (viii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or “Majority Swap Providers” or any other provision hereof specifying the number or percentage of Lenders or Secured Swap Providers required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender) and the Majority Swap Providers (or, from and after the Zero Exposure Effective Date, each Secured Swap Provider) or (ix) change the definition of “Required Revolving Credit Lenders,” “Majority Lenders,” “Majority Revolving Lenders,” or “Supermajority Revolving Lenders” without the written consent of each Revolving Credit Lender (other than any Defaulting Lender) and the Majority Swap Providers (or, from and after the Zero Exposure Effective Date, each Secured Swap Provider) or (x) change Section 9.14 or Section 9.20(a) or (c) in a way that is adverse to the interests of the Secured Swap Providers, taken as a whole, without the consent of the Majority Swap Providers. (A) No such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such other Agent or the Issuing Bank, as the case may be, and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (I) any fee letter between the Borrower and any Lender, Agent or the Administrative Agent, the Collateral Agent or the Issuing Bank to require the consent of the Required Lenders or Majority Swap Providers, (II) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Required Lenders, (III) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Required Lenders except as specifically required by Section 2.08, (IV) any Secured Swap Agreement to require the consent of the Required Lenders or Majority Swap Providers, or (V) any Secured Treasury Management Agreement to require the consent of the Required Lenders or Majority Swap Providers.

(c)          Notwithstanding the foregoing, (i) only the written consent of each Revolving Credit Lender shall be required to increase the Borrowing Base or modify Section 2.07 in any manner that results in an increase in the Borrowing Base (other than any Defaulting Lender) and only the written consent of the Required Revolving Credit Lenders shall be required to decrease or maintain the Borrowing Base, postpone any Scheduled Redetermination, waive a reduction of the Borrowing Base or postpone a redetermination of the Borrowing Base, (ii) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (iii) the Borrower, the Collateral Agent and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (iv) the Administrative Agent, the Collateral Agent and the Borrower (or other applicable Loan Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Mortgaged Property or Property to become Mortgaged Property to secure the Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender and (v) the Administrative Agent, the Collateral Agent and the Borrower (or other applicable Loan Party) may implement amendments permitted by the Collateral Agency Agreement or the other Security Instruments that do not by the terms of the Collateral Agency Agreement, this Agreement or other Security Instruments require lender consent.

Section 12.03.         Expenses, Indemnity; Damage Waiver.

(a)             The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each of their Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel (which shall be limited to one primary counsel for the Administrative Agent, and the Arranger, one primary counsel for the Collateral Agent, and one local counsel for the Administrative Agent, the Arranger and the Collateral Agent in each relevant jurisdiction) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of reasonably requested environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Collateral Agent as to the rights and duties of the Administrative Agent, the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. This Section 12.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)             THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES, TAXES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), AND SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (II) THE FAILURE OF THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (III) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE PARENT, THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (IV) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (V) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (VI) THE OPERATIONS OF THE BUSINESS OF THE PARENT, THE BORROWER AND THEIR RESPECTIVE SUBSIDIARIES BY SUCH PERSON, (VII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (VIII) ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (IX) THE BREACH OR NON-COMPLIANCE BY THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, (X) THE PAST OWNERSHIP BY THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (XI) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, (XII) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT, THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, OR (XIII) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (XIV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR ANY MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c)          To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 12.03 to be paid by it to the Administrative Agent or the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Revolving Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent), the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent (or any such sub-agent), the Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.05(c).

(d)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or the Issuing Bank in its capacity as such.

(e)          To the extent permitted by applicable law, the Parent and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)          All amounts due under this Section 12.03 shall be payable promptly (and, in any event, not later than three Business Days after written demand therefor.

(g)          The provisions of this Section 12.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans and the Obligations, the expiration or termination of the Revolving Credit Commitments and the Maximum Revolving Credit Amount of each Revolving Credit Lender, the expiration of any Letter of Credit, the invalidity, unenforceability or termination of any or all Loan Documents or term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

Section 12.04.      Successors and Assigns Generally.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.

(i)          Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and provided further that the Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within ten (10) days after the Borrower having received notice thereof;

(B)         the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C)         the Issuing Bank.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and Loans, the amount of the Revolving Credit Commitment and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 individually with respect to each of the Revolving Credit Commitments (to the extent then in effect) and Loans and the Term Loans unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportional part of all of the assigning Lender’s rights and obligations under this Agreement, including without limitation all of such Lender’s Revolving Credit Commitment and Loans, it being the express intent that the Revolving Credit Commitments, Revolving Loans and Term Loans remain held proportionately among the Lenders at all times;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrower; and

(E)         in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to (i) the Parent, the Borrower or any Affiliate of the Borrower, (ii) any natural person or (iii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iii).

(iii)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this clause (iii), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv)         Subject to Section 12.04(b)(v) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(v)          The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Revolving Credit Amount, if any, of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”), and, subject to clause (vi) below, upon the determination by the Administrative Agent of (i) the satisfaction of all conditions precedent to the effectiveness of such Assignment and Assumption (including, without limitation, the receipt of all requisite consents, payment of fees and transfer of money) and (ii) the expiration of any trading freeze or trading holds due to any amendment, consent or waiver, or any other interruption in, or hold on, trading as determined by the Administrative Agent, the Administrative Agent will accept such Assignment and Assumption and record the appropriate information contained therein in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(c)          Subject to the limitations set forth in Section 12.04(b)(ii)(E), any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.08(c), Section 12.03(c) and otherwise with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations in Section 5.03, including the requirements under Section 5.03(f) and (g) (it being understood that the documentation required under Section 5.03(f) and (g) and shall be delivered to the participating Lender), and subject to Section 5.04) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05.      Survival; Revival; Reinstatement.

(a)          All covenants, agreements, representations and warranties made by the Parent and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or any other Obligation, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)          To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, the Collateral Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Collateral Agent and the Lenders to effect such reinstatement.

Section 12.06.      Counterparts; Integration; Effectiveness; Electronic Signatures.

(a)          This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)          This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)          Except as provided in Section 6.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic transmission (e.g., “.pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07.      Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.09 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Bank, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and such Lender’s Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Without limiting the generality of the foregoing, “set off” as used herein shall include the set off and application of any amounts owed by any Lender or its Affiliates to any Loan Party under any Swap Agreement against any of the Obligations, whether direct or indirect, contingent or liquidated, matured or unmatured, including, without limitation, any amounts owed by such Lender or its Affiliates in respect of any required participation by such Lender under Section 4.01(c), or any other similar provisions for the pro rata sharing of payments received from or on behalf of the Loan Parties among the Lenders

Section 12.09.         [RESERVED].

Section 12.10.         Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 12.11.         Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

Section 12.12.         Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 12.13.         Service of Process. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY SUCH PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

Section 12.14.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.15.         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.16.         Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement or any of its Related Parties relating to the Borrower, any other Loan Party and their obligations, (g) with the consent of the Borrower, (h) to any credit insurance provider relating to the Borrower and its obligations, this Agreement or payments hereunder, (i) on a confidential basis (i) to any rating agency in connection with the rating the Parent, the Borrower or the Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; or (j) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 12.16 or (2) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender or any of their Affiliates on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section 12.16, “Information” means all information received from the Borrower, the Parent or any of their respective subsidiaries relating to the Parent, the Borrower or any such subsidiaries and their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Parent, the Borrower or any such subsidiaries; provided that, in the case of information received from the Parent, the Borrower or any such subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 12.17.         Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and any State therein or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.17. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.18.         EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.19.         Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to the Secured Swap Providers with respect to any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (a) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment by a Secured Swap Provider to another Secured Swap Provider that is not a Lender or an Affiliate of a Lender. Prior to the Zero Exposure Effective Date, no Lender or any Affiliate of a Lender shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.20.         No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, the Parent, any Subsidiary, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.21.         USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 12.22.      Amendment and Restatement; Prepetition Credit Agreement. The parties hereto agree that this Agreement is an amendment and restatement of, and an extension of, and amendment to, the Prepetition Credit Agreement. This Agreement does not in any way constitute a novation of the Prepetition Credit Agreement, but is an amendment and restatement of same. It is understood and agreed that, except to the extent released by the Administrative Agent as contemplated herein, the Liens securing the Obligations under and as defined in the Prepetition Credit Agreement and the rights, duties, liabilities and obligations of the Prepetition Borrower under the Prepetition Credit Agreement and the Prepetition Loan Documents to which it is a party shall not be extinguished but shall be carried forward and shall secure such obligations and liabilities as amended, renewed, extended and restated by this Agreement. Upon the effectiveness of this Agreement, (a) each Revolving Credit Lender’s participation in each Letter of Credit shall be automatically adjusted to equal its Applicable Revolving Credit Percentage (after giving effect to this amendment and restatement), and (b) such other adjustments shall be made as the Administrative Agent shall specify so that each Revolving Credit Lender’s Revolving Credit Exposure equals its Applicable Revolving Credit Percentage (after giving effect to this amendment and restatement) of the total Revolving Credit Exposures of all of the Revolving Credit Lenders.

Section 12.23.      [Reserved.]

Section 12.24.      Time of the Essence. Time is of the essence of the Loan Documents.

Section 12.25.      No Advisory or Fiduciary Responsibility. The Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in connection with all aspects of (1) the transaction evidenced by this Agreement and the other Loan Documents, (2) the Transactions and (3) each other transaction contemplated hereby and by the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) that:

(a)           (i)          the arranging and other services regarding this Agreement and the other Loan Documents provided by the Agents and the Arrangers, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the other Agents and each of the Arrangers, on the other hand,

(ii)         each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and

(iii)        the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b)           (i)          each of the Administrative Agent, the Collateral Agent, the other Agents and each of the Arrangers, is, and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person;

(ii)         none of the Administrative Agent, the Collateral Agent, the other Agents nor any of the Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents;

(iii)        any of the Administrative Agent, the Collateral Agent, the other Agents and the Arrangers, and any of their respective Affiliates, may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, the other Agents nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.

To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, any of the other Agents or any of the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby and by the other Loan Documents.

Section 12.26.      [Reserved.]

Section 12.27.      Concerning the Collateral Agency Agreement. Each Lender (a) consents to the pari passu Lien priorities and the first-out, last-out payment priorities provided for in the Collateral Agency Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Collateral Agency Agreement, and (c) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Collateral Agency Agreement as First-Out Representative (as defined therein) and Collateral Agent (as defined therein). The foregoing provisions are intended as an inducement to the Lenders to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Collateral Agency Agreement.

Section 12.28.      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.29.      Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 12.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.30.     Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement,

(ii)         the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[This space is left intentionally blank. Signature Pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	GRIZZLY NATURAL GAS, LLC

	By:	/s/ Ryan Midgett
	Name:	Ryan Midgett
	Title:	Chief Financial Officer

PARENT:	GRIZZLY ENERGY, LLC

	By:	/s/ Ryan Midgett
	Name:	Ryan Midgett
	Title:	Chief Financial Officer

[Signature Page to Fifth Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

CITIBANK, N.A.
as Administrative Agent

By:	/s/ Phil Ballard
Name:	Phil Ballard
Title:	Vice President

ISSUING BANK:

CITIBANK, N.A.
as Issuing Bank

By:	/s/ Phil Ballard
Name:	Phil Ballard
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

COLLATERAL AGENT:

CITIBANK, N.A.
as Collateral Agent

By:	/s/ Phil Ballard
Name:	Phil Ballard
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

LENDERS:

CITIBANK, N.A.
as a Lender

By:	/s/ Phil Ballard
Name:	Phil Ballard
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

BANK OF MONTREAL,
as a Lender

By:	/s/ James V. Ducote
Name:	James V. Ducote
Title:	Managing Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

ABN AMRO CAPITAL USA LLC,
as a Lender

By:	/s/ Jamie Matos
Name:	Jamie Matos
Title:	Director

By:	/s/ John Sullivan
Name:	John Sullivan
Title:	Managing Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael P. Robinson
Name:	Michael P. Robinson
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Matthew H. Massie
Name:	Matthew H. Massie
Title:	Managing Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

CHASE LINCOLN FIRST COMMERCIAL CORPORATION,
as a Lender

By:	/s/ Sean Chudzik
Name:	Sean Chudzik, Asc.
Title:	Authorized Signatory

[Signature Page to Fifth Amended and Restated Credit Agreement]

ING CAPITAL LLC,
as a Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Scott Lamoreaux
Name:	Scott Lamoreaux
Title:	Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

BARCLAYS BANK PLC (“Barclays”), solely in respect of its Distressed Trading Desk (the “Distressed Desk”) and not any other desk, unit, group, division, or affiliate of Barclays, as a New Lender.

For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall bind Barclays or its affiliates to take or not take any action, or otherwise in any respect, other than with respect to its Distressed Desk.

as a Lender

By:	/s/ Salvatore Russo
Name:	Salvatore Russo
Title:	Authorized Signatory

[Signature Page to Fifth Amended and Restated Credit Agreement]

PNC BANK, N.A.,
s a Lender

By:	/s/ John Ataman
Name:	John Ataman
Title:	Sr. Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

COMERICA BANK,
as a Lender

By:	/s/ Cynthia B. Jones
Name:	Cynthia B. Jones
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

Fifth Third Bank, an Ohio Banking Corporation,
as a Lender

By:	/s/ David R. Garcia
Name:	David R. Garcia
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

Sumitomo Mitsui Banking Corporation,
as a Lender

By:	/s/ Toshitake Funaki
Name:	Toshitake Funaki
Title:	Managing Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

Royal Bank of Canada,
as a Lender

By:	/s/ Mari Hodgkinson
Name:	Mari Hodgkinson
Title:	Director, SLAS

[Signature Page to Fifth Amended and Restated Credit Agreement]

HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Douglas Howard
Name:	Douglas Howard
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

UBS AG STAMFORD BRANCH,
as a Lender

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Ronald E. Spitzer
Name:	Ronald E. Spitzer
Title:	Managing Director

By:	/s/ Kathleen Sweeney
Name:	Kathleen Sweeney
Title:	Managing Director

[Signature Page to Fifth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Jacob Carson
Name:	Jacob Carson
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

BANC OF AMERICA CREDIT PRODUCTS, INC.,
as a Lender

By:	/s/ Cassie Goodnight
Name:	Cassie Goodnight
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

Commonwealth Bank of Australia,
as a Lender

By:	/s/ Matt Seveau
Name:	Matt Seveau
Title:	Senior Associate

[Signature Page to Fifth Amended and Restated Credit Agreement]

BDCM STRATEGIC CAPITAL FUND I, L.P.
By: BDCM Strategic Capital Fund I Adviser, L.L.C., its Investment Manager,
as a Lender

By:	/s/ Stephen H. Deckoff
Name:	Stephen H. Deckoff
Title:	Managing Principal

[Signature Page to Fifth Amended and Restated Credit Agreement]

Black Diamond Credit Strategies Master Fund, Ltd.
By: Black Diamond Credit Strategies Fund Adviser, L.L.C., its Investment Adviser,
as a Lender

By:	/s/ Stephen H. Deckoff
Name:	Stephen H. Deckoff
Title:	Managing Principal

[Signature Page to Fifth Amended and Restated Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Michael Flynn
Name:	Michael Flynn
Title:	Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

Canadian Imperial Bank of Commerce, New York Branch,
as a Lender

By:	/s/ Eric J. De Santis
Name:	Eric J. De Santis
Title:	Authorized Signatory

[Signature Page to Fifth Amended and Restated Credit Agreement]

Hancock Whitney Bank,
as a Lender

By:	/s/ Brian Berns Sr.
Name:	Brian Berns Sr.
Title:	Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

U.S. Bank National Association,
as a Lender

By:	/s/ James P. Cecil
Name:	James P. Cecil
Title:	Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

Associated Bank, NA,
as a Lender

By:	/s/ Brett P. Stone
Name:	Brett P. Stone
Title:	Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ William S. Krueger
Name:	William S. Krueger
Title:	Senior Vice President

[Signature Page to Fifth Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Katherine Scalzo
Name:	Katherine Scalzo
Title:	Director

[Signature Page to Fifth Amended and Restated Credit Agreement]